UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

STEIN MART, INC.

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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Stein Mart, Inc.

NOTICE AND PROXY STATEMENT

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD JUNE 18, 2013

TO OUR SHAREHOLDERS:

PLEASE TAKE NOTICE that the annual meeting of shareholders of Stein Mart, Inc. (the “Company”) will be held on Tuesday, June 18, 2013, at 2:00 P.M., local time, at The Museum of Science and History, 1025 Museum Circle, Jacksonville, Florida 32207.

The meeting will be held for the following purposes:

1.	To elect the ten (10) director nominees named in the attached proxy statement to serve as directors of the Company for the ensuing year and until their successors have been elected and qualified;

2.	To approve an advisory resolution approving executive compensation for fiscal year 2012;

3.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered certified public accounting firm for the fiscal year ending February 1, 2014; and

4.	To transact such other business as may properly come before the meeting or any adjournment thereof.

The shareholders of record at the close of business on May 3, 2013, will be entitled to vote at the annual meeting.

It is hoped you will be able to attend the meeting, but in any event, please vote according to the instructions on the enclosed proxy as promptly as possible. If you are able to be present at the meeting, you may revoke your proxy and vote in person.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on June 18, 2013: The 2012 Annual Report on Form 10-K and proxy statement of Stein Mart, Inc. are available online at www.proxyvote.com.

For directions to the annual meeting, please contact Ms. Linda Tasseff, Director, Investor Relations, at ltasseff@steinmart.com.

By Order of the Board of Directors,

Gregory W. Kleffner
Secretary

Dated: May 13, 2013

Proxy Statement for the

Annual Meeting of Shareholders of

STEIN MART, INC.

To Be Held on Tuesday, June 18, 2013

Stein Mart, Inc.

1200 Riverplace Boulevard

Jacksonville, Florida 32207

PROXY STATEMENT FOR ANNUAL MEETING OF

SHAREHOLDERS TO BE HELD JUNE 18, 2013

This Proxy Statement and the enclosed form of proxy are being sent to shareholders of Stein Mart, Inc. (the “Company” or “Stein Mart”) on or about May 13, 2013 in connection with the solicitation by our Board of Directors of proxies to be used at our annual meeting of shareholders. The meeting will be held on Tuesday, June 18, 2013 at 2:00 P.M., local time, at The Museum of Science and History, 1025 Museum Circle, Jacksonville, Florida 32207.

The Board of Directors has designated Jay Stein and John H. Williams, Jr., and each or either of them, as proxies to vote the shares of common stock solicited on its behalf.

ABOUT THE ANNUAL MEETING

Why did I receive these materials?

Our Board of Directors is soliciting proxies for our 2013 annual meeting of shareholders. You are receiving a proxy statement because you owned shares of our common stock on the record date, May 3, 2013, and that entitles you to vote at our meeting of shareholders. By use of a proxy, you can vote whether or not you attend the meeting. This proxy statement describes the matters on which we would like you to vote and provides information on those matters so that you can make an informed decision.

What information is contained in this proxy statement?

The information in this proxy statement relates to the proposals to be voted on at the annual meeting, the voting process, our Board and Board committees, the compensation of directors and executive officers and other information that the Securities and Exchange Commission requires us to provide annually to our shareholders.

Who is entitled to vote at the meeting?

Holders of common stock as of the close of business on the record date, May 3, 2013, will receive notice of, and be eligible to vote at, our annual meeting of shareholders and at any adjournment or postponement of such meeting. At the close of business on the record date, we had 43,825,455 shares of common stock outstanding and entitled to vote.

How many votes do I have?

Each outstanding share of our common stock you owned as of the record date will be entitled to one vote for each matter considered at the meeting. There is no cumulative voting.

Who can attend the meeting?

Only persons with evidence of stock ownership as of the record date or who are our invited guests may attend and be admitted to the annual meeting of shareholders. Shareholders with evidence of stock ownership as of the record date may be accompanied by one guest. Photo identification will be required (i.e., a valid driver’s license, state identification or passport). If a shareholder’s shares are registered in the name of a broker, trust, bank or other nominee, the shareholder must bring a proxy or a letter from that broker, trust, bank or other nominee or their most recent brokerage account statement that confirms that the shareholder was a beneficial owner of our shares as of the record date. Since seating is limited, admission to the meeting will be on a first-come, first-served basis.

Cameras (including cell phones with photographic capabilities), recording devices and other electronic devices will not be permitted at the meeting.

What constitutes a quorum?

The presence at the meeting, in person or by proxy, of the holders of a majority of the aggregate voting power of the common stock outstanding on the record date will constitute a quorum, permitting the conduct of business at the meeting. Proxies received but marked as abstentions and broker non-votes, if any, will be included in the calculation of the number of votes considered to be present at the meeting for the purposes of a quorum.

How do I vote?

If you are a holder of record (that is, your shares are registered in your own name with our transfer agent), you can vote either in person at the annual meeting or by proxy without attending the annual meeting. We urge you to vote by proxy even if you plan to attend the annual meeting so that we will know as soon as possible that enough votes will be present for us to hold the meeting. If you attend the meeting in person, you may vote at the meeting and your proxy will not be counted.

Each shareholder electing to receive shareholder materials by mail may vote by proxy by using the accompanying proxy card. When you return a proxy card that is properly signed and completed, the shares represented by your proxy will be voted as you specify on the proxy card.

If you hold your shares in “street name,” you must either direct the bank, broker or other record holder of your shares as to how to vote your shares, or obtain a proxy from the bank, broker or other record holder to vote at the meeting. Please refer to the voter instruction cards used by your bank, broker or other record holder for specific instructions on methods of voting, including by telephone or using the Internet.

Your shares will be voted as you indicate. If you return the proxy card but you do not indicate your voting preferences, then your shares will not be voted with respect to any proposal other than the ratification of our auditors and the individuals designated as proxies will vote your shares FOR the ratification of our auditors. At this time, the Board and management do not intend to present any matters at the annual meeting other than those outlined in the notice of the annual meeting. Should any other matter requiring a vote of shareholders arise, shareholders returning the proxy card confer upon the individuals designated as proxies discretionary authority to vote the shares represented by such proxy on any such other matter in accordance with their best judgment.

Can I change my vote?

Yes. If you are a shareholder of record, you may revoke or change your vote at any time before the proxy is exercised by filing a notice of revocation with our secretary or mailing a proxy bearing a later date or by attending the annual meeting and voting in person. For shares you hold beneficially in “street name,” you may change your vote by submitting new voting instructions to your broker, bank or other nominee or, if you have obtained a legal proxy from your broker, bank or other nominee giving you the right to vote your shares, by attending the meeting and voting in person. In either case, the powers of the proxy holders will be suspended if you attend the meeting in person and are the shareholder of record (or, if your shares are held in “street name” you have a legal proxy as described above) and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.

How are we soliciting this proxy?

We are soliciting this proxy on behalf of our Board of Directors and will pay all expenses associated with this solicitation. In addition to mailing these proxy materials, certain of our officers and other employees may, without compensation other than their regular compensation, solicit proxies through further mailing or personal conversations, or by telephone, facsimile or other electronic means. We will also, upon request, reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their reasonable out-of-pocket expenses for forwarding proxy materials to the beneficial owners of our stock and to obtain proxies.

Will shareholders be asked to vote on any other matters?

To the knowledge of the Company and its management, shareholders will vote only on the matters described in this proxy statement. However, if any other matters properly come before the meeting, the persons designated as proxies will vote on those matters in the manner they consider appropriate.

What vote is required to approve each item?

Directors are elected by a plurality of the votes cast at the meeting, which means that the ten (10) nominees who receive the highest number of properly executed votes will be elected as directors, even if those nominees do not receive a majority of the votes cast. A properly executed proxy marked “For All Except” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum. However, pursuant to a majority voting policy adopted by our Board, any nominee who receives more “withheld” than “for” votes must submit his or her resignation to the Corporate Governance Committee even if he or she received a plurality of votes. The Board of Directors shall then consider the Corporate Governance Committee’s recommendation as to whether or not to accept such resignation and will publicly disclose its decision, the process in reaching its decision and the underlying reasons for its decision.

The advisory resolution on executive compensation, commonly referred to as a “say-on-pay” resolution, is not binding on the Board of Directors. Although the vote is non-binding, the Board of Directors and the Compensation Committee will review the voting results in connection with their ongoing evaluation of our compensation program. The advisory resolution on executive compensation will be approved if the votes cast “FOR” the proposal exceed the votes cast “AGAINST” the proposal.

The ratification of the appointment of PricewaterhouseCoopers LLP to serve as our independent registered certified public accounting firm for the fiscal year ending February 1, 2014 will be approved if the votes cast “FOR” the proposal exceed the votes cast “AGAINST” the proposal.

How are votes counted?

In the election of directors, you may vote “FOR ALL” of the nominees or for none of the nominees (“WITHHOLD ALL”) or your vote may be “FOR ALL EXCEPT” with respect to one or more of the nominees.

For the advisory resolution on executive compensation and the ratification of the appointment of PricewaterhouseCoopers LLP to serve as our independent registered certified public accounting firm for the fiscal year ending February 1, 2014, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions are considered to be present and entitled to vote at the meeting, but will have no effect on the advisory resolution on executive compensation or the ratification of the appointment of our independent registered certified public accounting firm.

If you hold your shares in “street name,” we have supplied copies of our proxy materials for our 2013 annual meeting of shareholders to the broker, bank or other nominee holding your shares of record and they have the responsibility to send these proxy materials to you. Your broker, bank or other nominee is permitted to vote your shares on the appointment of our independent registered certified public accounting firm without receiving voting instructions from you. In contrast, all other proposals are “non-discretionary” items. This means brokerage firms that have not received voting instructions from their clients on these proposals may not vote on them. These so-called “broker non-votes” will be included in the calculation of the number of votes considered to be present at the meeting for purposes of determining a quorum, but will not be considered in determining the number of votes necessary for approval and will have no effect on the outcome of the proposals.

What should I do if I receive more than one set of voting materials?

You may receive more than one set of voting materials, including multiple copies of this proxy statement, proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a shareholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please vote your shares applicable to each proxy card and voting instruction card that you receive.

Where can I find the voting results of the annual meeting?

We intend to announce the preliminary voting results at the annual meeting and publish the final results in a Form 8-K within four (4) business days following the annual meeting.

SECURITY OWNERSHIP

Security Ownership of Certain Beneficial Owners

The following table shows the name, address and beneficial ownership as of April 22, 2013 of each person known to us, other than Jay Stein, who is shown below, to be the beneficial owner of more than five percent (5%) of our outstanding common stock based on shares of common stock outstanding on such date:

Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class

T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, Maryland 21202	3,662,360(1)	8.4%

Royce & Associates, LLC 745 Fifth Avenue New York, New York 10151	3,607,563(2)	8.2%

Paradigm Capital Management, Inc. Nine Elk Street Albany, New York 12207	3,381,869(3)	7.7%

(1)

This information is based on a joint filing of Schedule 13G filed February 14, 2013 by T. Rowe Price Associates, Inc. (“Price Associates”), an Investment Advisor registered under Section 203 of the Investment Advisors Act of 1940 and T. Rowe Price Small-Cap Value Fund, Inc., an Investment Company registered under Section 8 of the Investment Company Act of 1940. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(2)	This information is based on a Schedule 13G filed January 22, 2013.
(3)	This information is based on a Schedule 13G filed February 11, 2013.

Security Ownership of Directors and Executive Officers

The following table sets forth certain information with respect to beneficial ownership of our common stock as of April 22, 2013 by: (i) each director; (ii) each current executive officer named in the Summary Compensation Table and (iii) all directors and executive officers as a group.

Name	Amount and Nature of Beneficial Ownership(1)	Percent of Class(*)
Jay Stein(2)	15,203,716	34.7%
Ralph Alexander(3)	39,204	*
Alvin R. Carpenter(3)	38,449	*
Irwin Cohen(3)	32,642	*
Susan Falk(3)	39,204	*
Linda M. Farthing(3)	246,749	*
D. Hunt Hawkins(3)	187,155	*
Gregory W. Kleffner(3)	105,207	*
Mitchell W. Legler(3)(4)	130,183	*
Robert L. Mettler(3)	29,606	*
Brian R. Morrow(3)	113,496	*
Gary L. Pierce(3)	59,201	*
Richard L. Sisisky(3)	59,891	*
Martin E. Stein, Jr.(3)	56,360	*
John H. Williams, Jr.(5)	211,700	*
All directors and executive officers as a group (15 persons)(2)(3)(4)(5)	16,552,763	37.4%

(*)	Amount is less than one percent (1%) of total outstanding common stock.
(1)

All shares of common stock included in the table are subject to the sole investment and voting power of the respective directors and executive officers, except as otherwise set forth in the footnotes below.

(2)

Shares consist of 11,878,260 shares held by Stein Ventures Limited Partnership, the general partner of which is Carey Ventures, Inc., 21,894 shares held by the Jay and Deanie Stein Foundation over which Mr. Stein has sole voting and dispositive power as trustee of the Foundation, 40,275 shares held by Carey Ventures, Inc., a corporation wholly-owned by Mr. Stein, 984,299 shares held by Jay Stein, 731,600 shares owned by a trust for the benefit of Deanie Stein and over which Mr. Stein has sole voting and dispositive power as trustee, 773,694 shares owned by the Berrie Hattie Stein 2011 Trust over which Mr. Stein has sole voting and dispositive power as trustee and 773,694 shares owned by the Jay Meredith Stein 2011 Trust over which Mr. Stein has sole voting and dispositive power as trustee.

(3)

Includes the following shares which are not currently outstanding but which the named shareholders are entitled to receive upon exercise of options that are currently exercisable or that become exercisable within sixty (60) days of April 22, 2013:

Ralph Alexander	13,026
Irwin Cohen	13,026
Susan Falk	13,026
Linda M. Farthing	201,041
D. Hunt Hawkins	91,290
Gregory W. Kleffner	11,213
Mitchell W. Legler	8,495
Robert L. Mettler	9,990
Brian R. Morrow	11,213
Gary L. Pierce	7,475
Richard L. Sisisky	13,026
Martin E. Stein, Jr.	8,495
All directors and executive officers as a group (15 persons)	401,316

Includes the following shares of restricted stock which are currently outstanding and will be delivered to each individual upon vesting:

Ralph Alexander	15,698
Alvin R. Carpenter	15,698
Irwin Cohen	15,698
Susan Falk	15,698
Linda M. Farthing	15,698
D. Hunt Hawkins	47,270
Gregory W. Kleffner	42,240
Mitchell W. Legler	32,968
Robert L. Mettler	15,698
Brian R. Morrow	63,510
Gary L. Pierce	32,210
Richard L. Sisisky	15,698
Martin E. Stein, Jr.	15,698
All directors and executive officers as a group (15 persons)	343,782

(4)	Includes 3,455 shares owned by Mr. Legler and his wife as tenants by the entirety.
(5)	Includes 211,700 shares owned jointly by Mr. Williams and his wife.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons owning more than ten percent (10%) of our common stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of common stock and other equity securities and to furnish us with copies of all such reports. To our knowledge, based solely on our review of copies of such reports furnished to us during 2012, all Section 16(a) filing requirements applicable to our directors, officers and greater than ten percent (10%) beneficial owners have been complied with on a timely basis.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

At the meeting, ten (10) directors will be elected to serve for one (1) year and until the election and qualification of their successors. Each nominee is presently available for election and was previously elected to the Board by our shareholders. After four (4) years of serving on the Stein Mart Board, Robert L. Mettler is retiring and will not stand for re-election. There are no family relationships between any of our directors or executive officers. While our directors are elected by a plurality vote, our majority voting policy requires that any director who receives more “withheld” votes than “for” votes must tender his or her resignation and the full Board must determine whether or not to accept those resignations. We will file a Form 8-K that discloses the Board’s decision and the reasons for its actions.

We believe that each nominee possesses the characteristics that are expected of all directors, namely, independence, integrity, sound business judgment and a willingness to represent the long-term interests of all shareholders. The following paragraphs provide biographies of each of our nominees and descriptions of the experiences, qualifications and skills that caused the Corporate Governance Committee and the Board to determine that these nominees should serve as our directors. These biographies contain information regarding each nominee’s service as a director, business experience, director positions held currently or at any time during the last five (5) years and information regarding involvement in certain legal or administrative proceedings, if applicable.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE FOLLOWING NOMINEES. PROXIES SOLICITED BY THE BOARD WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY A CONTRARY CHOICE IN THEIR PROXIES.

Name Age	Positions with the Company; Principal Occupations and Other Directorships During Past Five (5) Years; Special Experiences, Qualifications and Skills	Year First Became Director of the Company

Jay Stein (67)	Chairman of the Board of the Company since 1989; interim Chief Executive Officer since September 2011 and Chief Executive Officer of the Company from 1990 to September 2001. Mr. Stein, as the principal architect of the Company’s growth, brings extensive knowledge of the retail environment and outstanding merchandising skills to the Board.	1968

John H. Williams, Jr. (75)	Vice Chairman of the Board since February 2003 and director of the Company; Vice Chairman and Chief Executive Officer of the Company from September 2001 to February 2003; President of the Company from 1990 to September 2001. As a past Chief Executive Officer of the Company, Mr. Williams brings extensive historical and operational knowledge to the Board based on many years of experience with the Company.	1984

Ralph Alexander n¥ (58)

Director of the Company; Managing Director of Riverstone Holdings LLC, an energy and power-focused private investment firm, since 2007; Chief Executive Officer of Innovene, British Petroleum’s olefins and derivatives subsidiary, from June 2004 to December 2005; Chief Executive Officer of British Petroleum’s Gas, Power and Renewable and Solar segment from 2001 to June 2004; director of Amyris Biotechnologies since 2007 and Kior, Inc. since 2011. Previous director of Foster Wheeler from 2006 to 2007, Anglo American PLC from 2005 to 2007 and TTI. Mr. Alexander adds significant financial and organizational management skills to the Board.

		2007

Alvin R. Carpenter nß¥ (71)	Director of the Company; Vice Chairman of CSX Corporation from July 1999 to February 2001; director of Regency Centers Corporation since 1993 and Lender Processing Services, Inc. since 2009 and former director of Florida Rock Industries, Inc. from 1993 to 2007 and PSS World Medical, Inc. from 2005 to 2013. Mr. Carpenter brings extensive experience in management of employees and a vast knowledge of specific geographic markets to the Board.	1996

Irwin Cohen †ß¥ (72)	Director of the Company; Senior Advisor with the Peter J. Solomon Company, an investment banking firm which represents buyers and sellers of businesses and also serves as financial advisors to various parties, since June 2003; Global Managing Partner of the Retail and Consumer Products Practice of Deloitte & Touche LLP from 1998 to May 2003; director of Supervalu, Inc. since June 2003. Mr. Cohen adds extensive financial and accounting experience and expertise in evaluating financial controls as well as extensive experience within the retail segment.	2007

Susan Falk †¥ (62)

Director of the Company; A retail consultant since April 2012; Chief Executive Officer of fashion retailer Betsey Johnson LLC from September 2010 to April 2012; Group President, Womenswear, Hartmarx Corporation from January 2005 to July 2009, a retail consultant from May 2003 to December 2004 and President of Avenue Stores from October 2002 to April 2003. Betsey Johnson LLC filed for Chapter 11 bankruptcy protection in April 2012. Ms. Falk greatly broadens the Board’s retail and apparel experience and offers invaluable advice as to the Company’s dealings with its vendors and its merchandising strategies.

		2007

Name Age	Positions with the Company; Principal Occupations and Other Directorships During Past Five (5) Years; Special Experiences, Qualifications and Skills	Year First Became Director of the Company

Linda M. Farthing †¥ (65)	Director of the Company; interim President and Chief Executive Officer of the Company from September 2007 to December 2008; President and director, Friedman’s, Inc. 1998; President and director, The Cato Corporation 1990-1997. Former director of CT Communications from 2005 to 2007. Ms. Farthing’s considerable experience in managing retail companies materially enhances the Board’s ability to assess market trends and the Board’s sensitivity to overall business trends affecting the retail industry.	1999

Mitchell W. Legler (70)	Director of the Company; majority shareholder of the law firm Kirschner & Legler, P.A. since April 2001; sole shareholder of the law firm Mitchell W. Legler, P.A. from August 1995 to April 2001; general counsel to the Company since 1991. Mr. Legler’s substantial experience with financial companies and his general legal knowledge is beneficial to the Board’s understanding of risks faced by the Company and assists in guiding the Board in understanding its responsibilities.	1991

Richard L. Sisisky nß¥× (58)	Director of the Company; President of The Shircliff & Sisisky Company, a management consulting company, since 2003; President and Chief Operating Officer and director of ParkerVision, Inc. from 1998 to 2003. Mr. Sisisky’s material knowledge of the general business environment and management skills are invaluable to the Board’s strategic insight and analysis.	2003

Martin E. Stein, Jr. n¥ (60)	Director of the Company; Chairman and Chief Executive Officer of Regency Centers Corporation, a real estate investment trust, since 1997; director of Patriot Transportation Holding, Inc. since 1992. Mr. Stein’s vast experience in the commercial real estate industry adds significant understanding of the retail real estate market and environment and the Company’s opportunities for expansion.	2001

†	Member of the Audit Committee
n	Member of the Compensation Committee
ß	Member of the Corporate Governance Committee
×	Lead Director
¥	Independent Director in accordance with applicable NASDAQ rules

EXECUTIVE OFFICERS

Our executive officers are:

Name (Age)	Position
Jay Stein (67)	Interim Chief Executive Officer
D. Hunt Hawkins (54)	Executive Vice President and Chief Operating Officer
Gregory W. Kleffner (58)	Executive Vice President and Chief Financial Officer
Brian R. Morrow (53)	Executive Vice President and Chief Merchandising Officer
Gary L. Pierce (56)	Senior Vice President and Director of Stores

For additional information regarding Mr. Stein, see the Directors’ table on the preceding pages.

Mr. Hawkins joined us in February 1994 as Senior Vice President, Human Resources. He was promoted to Executive Vice President of Operations in September 2006, to Executive Vice President, Chief Administrative Officer in October 2007 and to Executive Vice President, Chief Operating Officer in December 2011.

Mr. Kleffner joined us in August 2009 as Senior Vice President and Chief Financial Officer. He was promoted to Executive Vice President in February 2010. Prior to joining us, Mr. Kleffner spent six (6) years with Kellwood Company, an apparel manufacturer. While at Kellwood Company, he served as Vice President, Controller from 2002 to 2005, Vice President Finance and Controller from 2005 to 2006, Senior Vice President Finance and Controller from 2006 to 2007 and Chief Financial Officer from 2007 to 2008.

Mr. Morrow joined us in February 2010 as Executive Vice President and Chief Merchandising Officer. Prior to joining us, Mr. Morrow served as Senior Vice President and General Merchandising Manager with Macy’s North/Marshall Field’s from February 2005 to May 2008 and held the same position with Mervyn’s from May 2008 to October 2008 and served as Executive Vice President and General Merchandising Manager with Macy’s West from October 2008 to May 2009.

Mr. Pierce joined us in May 2010 as Senior Vice President and Director of Stores. Prior to joining us, Mr. Pierce served as Senior Vice President and Director of Stores for the Central and Northern divisions of Belk, Inc. from September 2001 to May 2010.

CORPORATE GOVERNANCE

We are structured with a Board of Directors as our highest governing body. The Board in turn has a Chairman who helps set the agenda with management and who chairs the meetings of the Board. Mr. Jay Stein, our Board Chairman, is currently serving as our interim Chief Executive Officer while we search for a new Chief Executive Officer. Once a new Chief Executive Officer is retained, our Board’s leadership structure will consist of a separate Board Chairman and Chief Executive Officer. The Board believes that separating the positions of Chairman and Chief Executive Officer enhances Board independence and oversight. That structure allows the Chief Executive Officer to better focus on his responsibilities of running the Company, enhancing shareholder value and expanding and strengthening our enterprise, while allowing the Chairman of the Board to lead the Board in its fundamental role of providing advice to, and independent oversight of management. The Board elects a lead director (the “Lead Director”), who serves as chairman of the Corporate Governance Committee. The Lead Director is an independent director with substantial management experience who works with the Board Chairman and management to set the agenda for Board meetings and serves as a liaison between the Board and management to facilitate communications, acts as a moderator of executive sessions made up solely of independent directors, and assures that an independent Board member is involved in setting agendas for the Board and Corporate Governance Committee. Our Lead Director is Mr. Sisisky.

Our Corporate Governance Guidelines require that a majority of our directors qualify as independent directors. The Board determines independence on the basis of the standards specified by NASDAQ, the additional standards referenced in our Corporate Governance Guidelines, and other facts the Board considers relevant. The Board has reviewed relevant relationships between the Company and each non-employee director as well as any other facts that might impair a director’s independence. Based on that review, the Board has determined that all non-employee directors are independent except for Mr. Legler. Messrs. Jay Stein and John Williams are employees of the Company. In determining the independence of each director, the matters described under “Related Party Transactions” were considered.

The Board meets at least quarterly and provides supervision of the Company between meetings through a number of standing committees. The Board recognizes its responsibility for oversight of our risk management and one (1) meeting each year of the Audit Committee is heavily focused on operational risk management dealing with areas of primary concern to us such as inventory control and shrinkage, insurance coverage, financial controls, adequacy of reserves, and third party claims. The full Board periodically addresses strategic risks such as changes in the retail environment as well as setting the authority limits for management at various levels. The Board believes that its focus on risk management discourages inappropriate risk-taking by management and results in appropriate controls.

The Compensation Committee seeks to establish compensation plans that create a balance between rewarding performance and avoiding inappropriate risk-taking by management. Our incentive compensation plans are adjusted annually to focus management on both general performance by us and specific areas of risk management which the Board, acting through the Compensation Committee, believes will be most effective in reducing inappropriate risks. Management is encouraged to set specific criteria for lower levels of management’s incentive compensation which similarly are intended to maximize opportunities and control risks at all levels of our operations. See the Compensation Discussion and Analysis section for more information on our incentive plans.

Shareholders who wish to communicate with the Board of Directors, or any particular director, may send a letter to our Secretary at the address set forth on the first page of this proxy statement. The mailing envelope should contain a clear notation on the outside that the enclosed letter is a “Shareholder-Board Communication” or a “Shareholder-Director Communication.” All such letters should identify the author as a shareholder, state the name in which the shares of such author are held, and clearly state whether the intended recipients are all members of the Board or only certain specified individual directors. The Secretary will make copies of such letters and circulate them to the appropriate director or directors.

The Board adopted Corporate Governance Guidelines to assist the Board in the exercise of its responsibilities. The Corporate Governance Guidelines are available on our website, www.steinmart.com.

MEETINGS AND COMMITTEES OF THE BOARD

During 2012, the Board held a total of four (4) regular meetings and three (3) special meetings. All directors attended at least seventy-five percent (75%) of all meetings of the Board and Board committees on which they served during 2012 except for Mr. Alexander, who attended seventy-one percent (71%) of all such meetings.

We do not have a formal policy requiring directors to attend annual meetings of shareholders. However, the annual meeting is generally held on the same day as a regularly scheduled Board meeting and we expect that the majority of our directors will attend the annual meeting of shareholders. All directors, except for Mr. Alexander, who could not be present, attended the last annual meeting.

The Board of Directors has established four (4) standing committees: an Executive Committee, an Audit Committee, a Compensation Committee and a Corporate Governance Committee. Each standing committee operates pursuant to a charter adopted by the full Board which is available on our website, www.steinmart.com. The Committees are more fully described below. Members of the standing committees are elected annually at the regular Board meeting held in conjunction with the annual shareholders’ meeting with changes in committee assignments being made during the year as the Board of Directors deems appropriate.

Executive Committee. The Executive Committee is comprised of any two (2) directors who are independent directors under NASDAQ rules and one (1) additional director who is our interim Chief Executive Officer. Subject to the limitations specified by the Florida Business Corporation Act, the Executive Committee is authorized by our bylaws to exercise all of the powers of the Board of Directors when the Board of Directors is not in session. The Executive Committee held one (1) meeting during 2012. This meeting was attended by Messrs. Carpenter, Sisisky, Martin E. Stein, Jr. and Jay Stein.

Audit Committee. During 2012, the Audit Committee was comprised of Mr. Cohen (Chairman), Ms. Falk and Ms. Farthing, each of whom is an independent director under NASDAQ rules applicable to Audit Committee members. During 2012, the Audit Committee held fourteen (14) meetings. The Audit Committee is appointed by the Board to assist the Board in monitoring (1) the integrity of our financial statements, (2) our compliance with legal and regulatory requirements and (3) the independence and performance of our internal auditors. Our Board of Directors has determined that Mr. Cohen and Ms. Farthing each qualify as an “audit committee financial expert” as defined by the Securities and Exchange Commission.

Compensation Committee. The Compensation Committee is comprised of Messrs. Carpenter (Chairman), Alexander, Sisisky and Martin E. Stein, Jr., each of whom is an independent director under NASDAQ rules. During 2012, the Compensation Committee held six (6) meetings. This Committee has the responsibility for approving the compensation arrangements for our senior management, including Short-Term and Long-Term Incentive Compensation. It also recommends to the Board of Directors adoption of any compensation plans in which our officers and directors are eligible to participate. The Compensation Committee also serves as the Option Committee and makes grants of stock options, restricted stock and performance shares under our 2001 Omnibus Plan.

Corporate Governance Committee. The Corporate Governance Committee is comprised of Mr. Sisisky (as the Lead Director and Chairman), Mr. Cohen (as the Chairman of the Audit Committee) and Mr. Carpenter (as the Chairman of the Compensation Committee), each of whom is an independent director under NASDAQ rules. The Committee is responsible for the search and selection of our future directors and recommends to the full Board the slate of Directors to be proposed to our shareholders at our annual meeting of shareholders. The Committee also reviews, from time to time, the roles of the other standing committees, recommends committee assignments and evaluates, on a periodic basis, the performance of the Board and each of its committees as well as the relationship between the Board and our management. During 2012, the Corporate Governance Committee held five (5) meetings. The Lead Director, among other things, assists in setting agendas for meetings of the Board, acts as a moderator of executive sessions made up solely of our independent directors and serves as a liaison to increase the flow of information between Board members and our management.

The Corporate Governance Committee will consider nominees for directors recommended by shareholders. Any shareholder wishing to make such a recommendation to the Corporate Governance Committee should submit the recommendation, in writing, with such supporting information as the shareholder believes appropriate, as well as any other information required to be disclosed about the candidate under the SEC’s proxy rules, to the Committee in care of our Lead Director at our headquarters in Jacksonville, Florida.

The Committee reviews a broad range of criteria when considering all possible candidates for the Board, including experience, education, ability to read and understand financial statements, ethics, business reputation and other factors that the Committee believes relevant in determining whether a candidate would add to the Board’s ability to guide us. In recommending nominees for our directors, the Committee seeks to achieve a diversity of business experience and to enhance the Board’s ability to address challenges facing us and to better understand our ability to take advantage of opportunities in the overall business landscape. The Committee informally evaluates incumbent directors to determine whether they should be nominated to stand for re-election based on such factors as well as their contribution to the Board during their current terms. When a vacancy develops, the Committee will solicit input regarding potential new candidates from a variety of sources, including existing directors and senior management. If the Committee deems it appropriate, the Committee may engage a third-party search firm. The Committee will evaluate all potential candidates, including any candidates recommended by shareholders, based on their biographical information and qualifications, information available through public records and their “independence,” and, if a potential candidate appears to be a good choice, will arrange personal interviews of qualified candidates by one (1) or more Committee members, other Board members and senior management, as the Committee believes appropriate.

Strategic Planning Committee. The Strategic Planning Committee develops and monitors our ongoing strategies to improve our position in the retail industry. A Strategic Planning Committee, comprised of four (4) independent directors of the Board of Directors, Messrs. Mettler (Chairman), Alexander, Cohen and Sisisky, was chartered to review key issues and developments with management as it works to surface issues and opportunities that we face in our effort to become a high performance growth company and guide management in assessing and developing strategies. The Strategic Planning Committee held two (2)  meetings during 2012 and having presented its final report to the Board of Directors was disbanded during 2012.

COMPENSATION OF DIRECTORS

Our Compensation Committee’s philosophy is to target non-employee director compensation at the mid-range of peer group pay levels. However, based on a study conducted by Mercer (US), Inc. (the Compensation Committee’s compensation consulting firm), cash compensation for our Board of Directors is below peer group 50th percentile levels and total compensation (including equity grants) is well below peer group 25th percentile levels. The Board has elected to maintain its annual retainer at $36,000 for 2013.

In addition to annual retainers, directors continue to be compensated through attendance fees and receipt of equity-based compensation. For fiscal year 2012, each non-employee director received attendance fees of $2,000 for attending meetings of the Board and $1,500 for attending committee meetings whether in person or by conference call. Mercer has recommended additional emphasis on equity-based compensation. Accordingly, in 2011, 2012 and 2013, each non-employee director received $40,000 in value of our shares which equaled 4,513; 6,070 and 5,115 Restricted Shares, respectively, (subject to vesting over three (3) years as described below) on the grant date. Restricted Shares are issued to directors on the first Tuesday in each January following the date we release our gross sales for the critical month of December. That date was selected to afford investors an opportunity to absorb that gross sales information and for our share price to reflect the appropriate value attributed to those shares by the investment community. The directors’ Restricted Shares vest on the third anniversary of the date of grant or vest immediately if that person’s directorship is terminated because of death, disability, retirement at age 72 or above, or a change of control of the Company.

In fiscal year 2013, to compensate certain directors with additional responsibilities, (i) our Lead Director receives an additional annual retainer of $40,000, (ii) the Chairperson of our Audit Committee receives an additional annual retainer of $25,000, and (iii) the Chairperson of the Compensation Committee receives an additional annual retainer of $15,000. Mr. Cohen also received a one-time retainer fee of $20,000 in 2012 for his service as chairperson of a special review committee.

Each director also receives a one-time grant of 4,000 stock options upon becoming a director.

DIRECTOR COMPENSATION FOR FISCAL YEAR ENDED FEBRUARY 2, 2013

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(5)	Total ($)
Ralph Alexander	$ 53,500	$ 39,999	-	-	-	$ 14,501	$108,000
Alvin R. Carpenter	$ 90,500	$ 39,999	-	-	-	$ 14,501	$145,000
Irwin Cohen	$134,000	$ 39,999	-	-	-	$ 14,501	$188,500
Susan Falk	$ 80,000	$ 39,999	-	-	-	$ 14,501	$134,500
Linda M. Farthing	$ 72,500	$ 39,999	-	-	-	$ 14,501	$127,000
Mitchell W. Legler (6)	$ 95,000	$206,562	-	$ 56,057	-	$ 61,719	$419,338
Robert L. Mettler	$ 84,500	$ 39,999	-	-	-	$ 74,001	$198,500
Richard L. Sisisky	$115,500	$ 39,999	-	-	-	$ 14,501	$170,000
Martin E. Stein, Jr.	$ 56,000	$ 39,999	-	-	-	$ 14,501	$110,500
John H. Williams, Jr. (7)	-	-	-	-	-	$926,946	$926,946

(1)

Jay Stein, the Company’s Chairman of the Board and current interim Chief Executive Officer is not included in this table as he is an employee of the Company and therefore did not receive compensation for his services as a director. The compensation received by Mr. Stein is shown in the Summary Compensation Table.

(2)

Reflects the aggregate grant date fair value computed in accordance with ASC Topic 718 of stock awards made during the fiscal year ended February 2, 2013. Forfeiture estimates have been disregarded in determining the amounts indicated. During fiscal year 2012 each non-employee director named above received 5,115 stock awards with a grant date fair value of $7.82 per stock award. In addition, Mr. Legler received 10,420 stock awards with a grant date fair value of $6.22 per stock award and 15,630 performance units with a grant date fair value of $6.51 as a result of being a participant in the Company’s Long-Term Incentive Program. As of February 2, 2013, each director has the following number of unvested restricted stock awards outstanding: Ralph Alexander: 15,698; Susan Falk: 15,698; Alvin R. Carpenter: 15,698; Irwin Cohen: 15,698; Linda M. Farthing: 15,698; Mitchell W. Legler: 32,968; Robert L. Mettler: 15,698; Richard L. Sisisky: 15,698 and Martin E. Stein, Jr.: 15,698. In addition, Mr. Legler has 25,900 performance awards, granted at target level, outstanding.

(3)

As of February 2, 2013, the following directors have the indicated number of option awards outstanding: Ralph Alexander 13,026, Irwin Cohen 13,026, Susan Falk 13,026, Linda M. Farthing 201,041, Mitchell W. Legler 8,495, Robert L. Mettler 13,026, Richard L. Sisisky 13,026 and Martin E. Stein, Jr. 8,495.

(4)	Reflects the amount earned under our Short-Term Incentive Plan of which Mr. Legler is a participant.
(5)

Reflects a special dividend of $1.00 per share paid in December 2012 on unvested shares of restricted stock to Messrs. Alexander, Carpenter, Cohen, Legler, Mettler, Sisisky, and Martin E. Stein, Jr. and to Ms. Falk and Ms. Farthing. Also, included for Mr. Legler is $19,912 for medical benefits not provided to non-executive employees plus a tax gross up and for Mr. Mettler is $59,500 for consulting fees relating to the Company.

(6)

Mr. Legler is the majority shareholder of Kirschner & Legler, P.A., general counsel to the Company since April 2001. For a description of the arrangement with Kirschner & Legler, P.A. for Mr. Legler’s service as our general counsel, including fees paid pursuant to this arrangement, see the section entitled Related Party Transactions elsewhere in this proxy statement.

(7)

Mr. John H. Williams, Jr., a former executive officer of the Company, remains an employee of the Company and does not receive additional compensation for his services as a director. Other compensation for Mr. Williams includes $96,000 salary; $117,504 for premiums paid relating to the Executive Split-Dollar Plan; $34,370 in medical benefit payments not provided to non-executive employees (which includes excess medical, dental and vision payments plus a tax gross up based on these amounts); $675,876 for a one-time single sum deposit to compensate for the elimination of the split-dollar post-retirement death benefit; $2,000 in Company contributions to his 401(k) plan plus $1,196 of perquisites and other personal benefits.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis provides information regarding our compensation programs and policies for our executives who are listed in our Summary Compensation Table. These executives are our interim Chief Executive Officer, our Executive Vice President and Chief Financial Officer, our Executive Vice President and Chief Merchandising Officer, our Executive Vice President and Chief Operating Officer and our Senior Vice President and Director of Stores (collectively, the “Named Executive Officers”).

Compensation Philosophy and Objectives

Our compensation program is designed to meet the following goals (the “Compensation Goals”):

•	To attract the best possible candidates;

•	To retain our key officers;

•	To align the interests of our officers with those of our shareholders; and

•	To provide our officers with incentive pay directly associated with performance.

To achieve these objectives, we use a mix of compensation elements, including:

•	base salary;

•	short-term incentives (annual cash);

•	long-term incentives (equity);

•	employee benefits and limited perquisites; and

•	employment agreements.

In determining the amount and form of these compensation elements, we may consider a number of factors in any given year. The Compensation Committee considered the results from the shareholder advisory vote on executive compensation for fiscal year 2011 as support for the compensation policies and practices in place for 2011. At the 2012 annual meeting of shareholders, more than 99% of the votes cast on the shareholder advisory vote on executive compensation were in favor of our executive compensation. Our Board of Directors and our Compensation Committee value the opinions of our shareholders and are committed to ongoing engagement with our shareholders on executive compensation practices. Our Board of Directors has determined that our shareholders should vote on a say-on-pay proposal each year in accordance with the preference expressed by shareholders on the “say-when-on-pay” proposal at our 2011 annual meeting of shareholders.

Other factors that the Compensation Committee may consider in determining compensation include the following:

•

Compensation levels paid by companies in our peer group and as reflected in published survey data. We believe this approach helps us to compete in hiring and retaining the best possible talent while at the same time maintaining a reasonable and responsible cost structure;

•	Corporate and individual performance, as we believe this encourages our Named Executive Officers to focus on achieving our business objectives;

•

Internal pay equity of the compensation paid to one Named Executive Officer as compared to another – that is, the compensation paid to each executive should reflect the importance of his or her role to us as compared to the roles of the other executives – as we believe this contributes to retention and a spirit of teamwork among our executives;

•	The experiences and individual knowledge of the members of our Board regarding compensation programs generally and at other companies on whose boards they may serve;

•	The recommendations of our interim Chief Executive Officer, our Executive Vice President and Chief Operating Officer and our Compensation Committee’s compensation consultant;

•	Broader economic conditions, to ensure that our pay strategies are effective yet responsible, particularly in the face of any unanticipated consequences of the economy on our business; and

•

Individual negotiations with Named Executive Officers, particularly in connection with their initial compensation package, as these executives may be leaving meaningful compensation opportunities at their prior employers to come work for us, or foregoing other compensation opportunities with other prospective employers to continue to work for us, as well as negotiations upon their departures, as we recognize the benefit to our shareholders of seamless transitions.

Although the Compensation Committee reviews from time to time the values of vested equity awards held by executives and equity award profits realized by executives, the increases or decreases in the value of equity awards that were previously granted have no significant impact in the determination of cash or equity-based compensation.

Stock Ownership Policy

The Board has established share ownership guidelines for our directors and Named Executive Officers. Directors are expected to own five times (5X) their annual retainer fee values, our Chief Executive Officer is expected to own three times (3X) base salary and the remaining executive officers are expected to own one and one half times (1.5X) their base salaries. Each individual has five (5) years to accumulate the desired ownership level beginning on the later of January 1, 2012 or his or her appointment as an executive officer or director, and once attained, will be considered to have met this requirement regardless of the effect of future share price. Our policy also prohibits our directors, officers and employees from engaging in hedging transactions or pledging or margin arrangements without receiving an exception from this prohibition in advance of such transactions.

Compensation Oversight

Our executive compensation policies are established by the Compensation Committee which is composed entirely of independent directors as defined by applicable NASDAQ Rules. The Compensation Committee provides governance and oversight to our executive compensation programs, benefit plans and policies, and administers our Omnibus Plan, including a review of all equity grants under the Omnibus Plan. The Compensation Committee makes all compensation decisions relating to our President and Chief Executive Officer. The Compensation Committee reviews and approves, after considering the evaluation and recommendation of our President and Chief Executive Officer and Executive Vice President and Chief Operating Officer, all compensation decisions relating to our other executive officers.

During fiscal year 2012, the Compensation Committee retained Mercer (US), Inc., a compensation consulting firm, to support the Compensation Committee in its work. Mercer provides recommendations as well as information regarding the compensation levels and practices of the various companies which are considered to be in our Peer Group. Mercer also provides the Compensation Committee with information as to current trends and best practices in executive compensation and informs them of pertinent regulatory and stock exchange rules impacting executive compensation matters. In addition, Mercer also provides advice to management with regard to special compensation issues that may arise. Mercer provided no other services to us during fiscal year 2012.

To ensure independence, the Compensation Committee is required to pre-approve all other work unrelated to compensation advice to the Committee proposed to be provided by Mercer, if any such work were ever to be proposed. In addition, the Compensation Committee also considers the following factors in determining that its compensation consultant has no conflict of interest in providing advice to the Compensation Committee: the amount of fees paid by us as a percentage of the consulting firm’s total revenue and business or personal relationships between the consulting firm and the members of the Compensation Committee.

The Compensation Committee tests our compensation program periodically by comparing the compensation paid to our officers to the compensation paid by other companies in our Peer Group. Our Peer Group consists of a group of similarly sized apparel retail companies. The composition of the Peer Group as reviewed for setting fiscal year 2012 compensation consisted of the following companies:

Abercrombie & Fitch Co.	Chico’s FAS, Inc.
American Eagle Outfitters	Christopher and Banks Corp.
AnnTaylor Stores Corp.	Coldwater Creek, Inc.
Bebe Stores, Inc.	JoS. A. Bank Clothiers, Inc.
Bon Ton Stores, Inc.	The Men’s Wearhouse, Inc.
Buckle, Inc.	New York & Company, Inc.
The Cato Corporation	Stage Stores, Inc.
Charming Shoppes, Inc.	The Talbots, Inc.

The Peer Group is monitored by the Compensation Committee to make sure it is composed of companies similar to our situation and size. Both additions and subtractions may occur from time to time. For fiscal year 2013 the committee removed Abercrombie and Fitch because of its size, and both Charming Shoppes and Talbots as a result of acquisitions. In their place, Childrens Place Retail Stores, Express and Wet Seal were added. The Compensation Committee believes these are appropriate peer companies based upon their total revenues and their customer base. The median as measured by total revenues of our Peer Group, as revised, equals $1.35 billion.

For purposes of determining equity-based compensation under our Long-Term Incentive Plan, we use the S&P 500 Apparel Retail Index.

Interim Chief Executive Officer

We have employed Jay Stein as our interim Chief Executive Officer while we conduct a search for a new Chief Executive Officer. Until we hire our new Chief Executive Officer, we are providing Mr. Stein a base salary of $553,200. Because of the interim nature of the position, Mr. Stein’s past experience as our Chief Executive Officer as well as Mr. Stein being our largest shareholder, the compensation paid to a new Chief Executive Officer or a future interim Chief Executive Officer is likely to be significantly different in amount and nature. The compensation being paid to Mr. Stein should not be viewed as reflecting the Compensation Committee’s compensation philosophy for executive officers. For fiscal year 2013, Mr. Stein requested that his base salary be reduced by an amount equivalent to the Annual Incentive Compensation he earned for fiscal year 2012 to maintain his total compensation at approximately the $553,200 level. This request was approved by the Compensation Committee.

Elements of Compensation

Base Salary.

We seek to set base salaries for our officers at the mid-range of base salaries paid to officers performing similar duties by our Peer Group. We believe that, in general, paying less than that amount would be contrary to our Compensation Goals of attracting and retaining key officers. On the other hand, we believe that paying materially more than the mid-range of our Peer Group base salary would not support our Compensation Goals motivating those officers through incentive compensation plans and aligning their interests with those of our shareholders. In fiscal year 2012, the base salaries paid to Messrs. Stein, Kleffner, Hawkins, Morrow and Pierce were substantially below the 50th percentile of base compensation paid to similar officers by our Peer Group.

Incentive Plans.

We use both short-term and long-term incentive plans to meet our Compensation Goals of motivating our officers and aligning their interests with those of our shareholders by measuring performance by an objective standard. The Compensation Committee and the Board of Directors annually approve a business plan (the “Business Plan”) that establishes financial goals for the current year, and generally for the two fiscal years thereafter. The Business Plan which is intended to be ambitious, but realistic, drives the formulas for determining success under our incentive plans.

Short-Term Incentives

We have an annual incentive plan which is intended to provide short-term incentives to our officers to achieve excellent performance in the current financial period. Annual bonuses are driven by formulas tied to our achieving various levels of success compared with our Business Plan for the current year. The Short-Term Incentive Plan pays cash bonuses upon achieving the prescribed levels of success.

Long-Term Incentives

In addition to the annual incentive component, our compensation plan includes a long-term incentive component. Since the interests of our shareholders are long-term as well as short-term, we align the interests of our officers with those of our shareholders by granting various combinations of stock options (“Options”), shares of our stock with the vesting of such shares dependent upon achieving long-term performance targets established by the Business Plan as well as meeting continued employment requirements (“Performance Shares”), and shares of our stock, the vesting of which is dependent only on remaining employed by us for a certain period of time (“Restricted Shares”). The target award mix for Long-Term Incentive Compensation periodically changes based on our desired objectives.

The Compensation Committee has generally placed an aggregate cap on all target equity-based compensation awarded under our Long-Term Incentive Plan each year between two percent (2%) and three percent (3%) of our common shares outstanding (the “Aggregate Equity-Based Run Rate Cap”) to limit the “overhang” of unvested equity-based compensation shares outstanding. The Aggregate Equity-Based Run Rate Cap for 2012 was less than two and one-half percent (2.5%.)

We believe that the retail industry is subject to substantial swings in performance results based on factors which are unrelated to management’s performance. For example, our overall performance may be heavily impacted by the state of the economy, unusual events such as terrorist attacks, and catastrophic weather events such as hurricanes. Accordingly, we believe that proper measurement of the performance of management over a multi-year period should also take into consideration our performance compared to the performance of our Peer Group during the same period. For our Long-Term Incentive Plan, the Compensation Committee compares our relative performance to the S&P 500 Retail Apparel Group.

Performance Levels for Incentive Plans

Awards under both the Short-Term and the Long-Term Incentive Plans are based on our achieving performance levels established by the Compensation Committee as a function of the Business Plan for the year(s) in question. The Compensation Committee seeks to set performance levels which it believes are both challenging and realistic. Typically, the Compensation Committee establishes multiple levels of Performance Goals in order to create challenging performance levels, but avoids establishing performance levels which are so unlikely to be achieved as to discourage performance by our officers. Thus, the Compensation Committee uses one or more levels of performance described below for our Named Executive Officers. Performance Goals for lower levels of management are tailored to more specific areas over which such personnel have more influence based on their respective areas of responsibility and include such factors as sales, gross margin, operating income at the store or district level, and inventory shrinkage. For fiscal year 2012, the Compensation Committee used the following performance levels:

“Threshold” level which is generally the minimum performance level which must be achieved for any incentive compensation to be paid, and is established at the level which the Compensation Committee believes we have an eighty percent (80%) probability of achieving. For fiscal year 2012, however, the Compensation Committee established the Threshold level based on the Business Plan. The Threshold level was the level which the Compensation Committee believed we had a fifty percent (50%) probability of achieving – the level at which minimum bonuses would be paid under our Short-Term Incentive Plans;

“Target” level which is generally the minimum performance level which must be achieved for Long-Term Incentive Plan grants and which was established at the level the Compensation Committee believed we had a forty percent (40%) probability of achieving;

“Superior” level which is intended to reward performance above our expected achievement or Target achievement level and was established at the level which the Compensation Committee believed we had a twenty percent (20%) or less probability of achieving; and

“Outstanding” level which is intended to reward performance above our Superior achievement level and was established at the level which the Compensation Committee believed we had a ten percent (10%) or less probability of achieving.

Awards under the Short-Term Incentive and the Long-Term Incentive Plans are then paid or granted based on interpolations between the various performance levels. Normally, no incentive compensation is paid to Named Executive Officers if the Threshold level of performance is not achieved.

2012 Short-Term Incentive Plan (Annual Cash Bonuses)

For fiscal year 2012, the Committee determined that the Short-Term Incentive Plan performance levels would be based on achieving levels of “Adjusted Operating Income” (operating income for the applicable fiscal year excluding all non-recurring items of income or expense as well as bonus and share-based incentive compensation relating to performance shares granted during the current fiscal year) and Comparable Store Sales goals. The Compensation Committee believes that using the combination of Adjusted Operating Income and Comparable Store Sales helps us achieve our goal of growing our business profitability as the retail economic environment improves. The following table shows the performance levels based on the 2012 fiscal year performance goals at each performance level for the Short-Term Incentive Plan and the percent of base compensation that would be earned by our Named Executive Officers for achieving such performance levels:

2012 Performance Level	Adjusted Operating Income Required to Achieve	Comparable Store Sales Growth	Range of Percent of Base Compensation
Threshold	$31.4M	2.0%	15-25%
Target	$41.1M	4.0%	30-50%
Superior	$48.4M	5.5%	45-75%
Outstanding	$55.7M	7.0%	60-100%

We exceeded our Target performance level for Adjusted Operating Income and our Threshold performance level for Comparable Store Sales for the 2012 fiscal year and cash bonuses were paid to the Named Executive Officers as noted in the Summary Compensation Table.

2012 Long-Term Incentive Plan (Equity-Based Compensation)

For fiscal years 2012 through 2014, the Compensation Committee determined that the Long-Term Incentive Plan would be based on relative Total Shareholder Return (“TSR”). The Compensation Committee believes this performance metric closely ties the participants’ economic benefits to our long-term goal of increasing shareholder value as the retail economic environment improves. Awards under the 2012 Long-Term Incentive Plan for our Named Executive Officers are based on achieving various TSR performance levels. The following table shows the performance levels based on the 2012-2014 performance goals at each performance level for the Long-Term Incentive Plan and the percent of base compensation that would be earned by our Named Executive Officers for achieving such performance levels:

2012 Performance Level	Relative Total Shareholder Return Percentile Required to Achieve from 2012 to 2014	Range of Percent of Base Compensation
Threshold	33rd Percentile	45-82.5%
Target	51st Percentile	90-165%
Superior	75th Percentile	135-248%

The number of Performance Shares awarded to a participant varies as a function of the performance level achieved and the management level of the participant. The number of Performance Shares awarded to any individual participant at the Target performance level is calculated by applying the appropriate percentage to the participant’s base compensation and dividing the resulting amount by the closing price of our shares on the grant date and then providing a pro-rata reduction, if necessary, for the Aggregate Equity-Based Run Rate Cap.

All Performance Shares awarded under the 2012 Long-Term Incentive Plan vest 100% on the date earned. However, prior to vesting, a participant who fails to remain employed due to death, disability, normal retirement or termination following a change of control will nevertheless receive a pro-rata portion of the Performance Shares he or she would have received had he or she remained employed for the full performance vesting period. This pro-rata award is based on the amount of elapsed time between the time of grant and the time of termination of employment for each applicable performance cycle.

Awards under the 2012 Long-Term Incentive Plan are not yet determined. As of the end of fiscal 2012, the Company was ranked at the 52nd percentile relative to the S&P 500 Apparel Retail Index.

Perquisites

We minimize the use of perquisites, generally providing only those perquisites to our officers that are so standard in the industry as to be necessary in order to meet our Compensation Goals of attracting and retaining officers. Thus, we provide perquisites such as paid vacation days, health insurance, life insurance and a 401(k) retirement plan. We do not provide perquisites such as (i) a defined benefit plan (pension plan) and (ii) financial advice, tax preparation and the like. We provide the following perquisites to our Named Executive Officers which differ from those available to all full time employees:

Executive Medical, Dental and Vision Plan. We maintain a medical, dental and vision plan (the “Medical Plan”) for all of our full time employees, including the Named Executive Officers, covering medical costs similar to those covered by many companies with a substantial number of employees. The Medical Plan differs for Named Executive Officers in that such officers do not have any co-pay or deductibles or amounts withheld from their salary to pay for their participation in the Medical Plan. The Medical Plan was amended in 2008 to limit the total amount paid as co-pay and deductible to $25,000 per annum for any Named Executive Officer and to continue coverage until age 65 for officers retiring after age 62. Any payment by us for Named Executive Officers in excess of amounts not covered by the normal Medical Plan for other officers is taxable to the Named Executive Officer receiving the benefit of such payment; however we gross up the federal income taxes on such medical payments up to the cap described above.

Split-Dollar Life Insurance Plan. We maintain a death benefit plan for our officers which is funded through a split-dollar life insurance plan. The Executive Split Dollar Plan was implemented to provide a lower cost method of paying death benefits for senior management than group term insurance. The Plan provides the executive’s beneficiary with a substantial measure of financial security by providing a pre-retirement death benefit. This benefit is intended to help attract and retain quality executives. During fiscal year 2012, the Company amended the plan to eliminate the post-retirement death benefit, and made a one-time contribution, equivalent to approximately 85% of the net present value of the actuarially projected death benefit, to the participants’ Executive Deferred Compensation Account for all current employees participating in the Plan. This contribution will not vest before age 62, our normal retirement age as defined within the Plan. Participants who had already retired received a similar payment in cash with the exception of one retiree who elected to retain the death benefit and the Company’s prior Chief Executive Officer, David Stovall, Jr., as to whom the post retirement insurance benefit shall remain in place pursuant to the Company’s contractual obligations to Mr. Stovall.

The Executive Split Dollar Plan is an endorsement method arrangement. As such, we purchase a life insurance policy on each executive’s life to fund death benefits. The amount of the death benefit is based upon the executive’s total compensation and eligible status. As the policy owner, we may exercise all ownership rights granted to the owner thereof by the terms of the policies. The total policy proceeds (death benefit) is split between us and the beneficiary(ies) named by the executive. If an executive’s employment ends before retirement, the executive is given the option of buying the policy on that executive’s life from us for the greater of the accumulated current cash value of the policy or the amount paid by us to date as premiums for that policy. We make premium payments and the expense is offset by the cash value growth for the period. The cumulative premiums paid by us will be recovered from the death benefits.

The Executive Split Dollar Plan provides a pre-retirement death benefit. The total pre-retirement death benefit is five (5) times the annual compensation for each of our Senior Vice Presidents and higher officers. Officers below Senior Vice President have a death benefit of three (3) times total annual compensation. For purposes of this Plan, total annual compensation is the sum of the officer’s current base salary and last received annual cash incentive compensation. However, if an officer’s compensation drops, the death benefit remains at the prior year’s higher level.

Executive Deferred Compensation Plan. We provide a Non-Qualified Executive Deferred Compensation Plan (the “Deferral Plan”) for a number of our executives including the Named Executive Officers. Under the Deferral Plan, each covered executive has the right to defer receipt of a portion of his or her total compensation each year. For Named Executive Officers, we match the amount of deferred compensation up to a maximum of ten percent (10%) of an executive’s total compensation (salary plus bonuses) for each year. Our matched portion vests at twenty percent (20%) per year in each of years four (4) through eight (8) in order to encourage the retention of the executive receiving the match. Unvested amounts also vest on retirement or termination of the executive’s employment within three (3) years following a change of control. Retirement means a voluntary separation by an executive upon attaining age 62. Usually we match at the rate of fifty percent (50%) of a participant’s contributions up to ten percent (10%) of salary and bonus. Since we achieved a slightly above Target total performance level for 2012, we matched up to one hundred percent (100%) up to ten percent (10%) of salary and bonus. We plan to continue that matching program for 2013. We do not provide any defined benefit (pension) plan for our Named Executive Officers, and believe that the Deferral Plan provides a benefit which partially offsets the lack of a defined benefit plan, but at a much smaller cost to us.

Deferred amounts (which include vested matching contributions) are paid to the executive following the executive’s retirement, death, disability or termination following a change of control of the Company. Those amounts are paid either in a lump sum or over time as the executive elects. The plan allows for “in service accounts” whereby funds are channeled to accounts for specific purposes and are allowed by regulation to be withdrawn.

Automobile Allowance. Each Named Executive Officer receives an automobile allowance of $3,300 per calendar quarter to compensate such individuals for use of their personal automobiles on Company business, except for Mr. Stein, who is provided a Company automobile.

Employment Agreements

Our Named Executive Officers have employment agreements that provide for payments upon a termination of employment by the executive for good reason or by us without cause. We believe that these agreements effectively create incentives for our executives to build shareholder value without the fear of losing employment for situations other than for cause. These arrangements are intended to attract and retain qualified executives who could have other job alternatives that may appear to them to be less risky absent these arrangements. Each of the employment agreements contains, among other things, the following provisions:

Term. The current employment agreements, are each for an initial period of two (2) years and do not automatically renew for additional periods. The employment agreements may be terminated before the end of their terms by the Company with or without cause or by the Named Executive Officer with or without good reason. Our interim Chief Executive Officer does not have an employment agreement; however, the Company expects to have an employment agreement with a new Chief Executive Officer when hired.

Responsibilities. The employment agreements outline the responsibilities of each of the Named Executive Officers to devote, among other things, their full business time and attention to the affairs of the Company.

Compensation. The employment agreements provide for base compensation to each Named Executive Officer, which compensation is reviewed annually by the Compensation Committee. Bonuses are also paid on an annual incentive bonus program which is formula-driven and each officer receives Long-Term Incentive Compensation, as appropriate, paid in the form of equity-based compensation. In addition, each Named Executive Officer is entitled to participate in our Deferral Plan.

Effect of Termination. In the event a Named Executive Officer is terminated by us for cause (as defined below) or if the Named Executive Officer leaves during the employment term without good reason (as defined below), then our only obligations to the executive are to pay his or her base salary through the date of termination and to provide such other benefits as have been vested. However, if the Named Executive Officer is terminated by us without cause, or if he or she terminates his or her employment for good reason, or in the event we fail to renew the Named Executive Officer’s employment agreement on expiration on terms not materially less beneficial to the Named Executive Officer than the terms in his or her current employment agreement, then in addition to payment of base salary through the termination date, the Named Executive Officer is entitled to receive one hundred percent (100%) of his or her current annual base salary paid out over a continuation period ranging from twelve (12) to twenty-four (24) months following his or her termination. During the continued payment period, he or she also receives continued coverage under our medical, life and disability insurance programs. Finally, for Named Executive Officers, if such termination without cause (by us) or for good reason (by the executive) occurs within two (2) years following a change of control, then the severance payment is two hundred percent (200%) of such officer’s target bonus in the year of termination in addition to two hundred percent (200%) of such officer’s base salary.

“Good reason” includes, among other things, a material reduction in the Named Executive Officer’s compensation or benefits which is materially more adverse to the executive than similar reductions applicable to other executives of a similar level of status within the Company, and the assignment to the Named Executive Officer of duties which results in a material diminution in such position, authority, duties or responsibilities and which could reasonably be believed to be demeaning.

“Cause” includes, among other things, that the Named Executive Officer (i) has been convicted of, or pleads guilty or nolo contendere to, a felony involving dishonesty, theft, misappropriation, embezzlement, fraud, crimes against property or person, or moral turpitude which negatively impacts us; (ii) intentionally furnishes materially false, misleading, or incomplete information concerning a substantial matter to us or persons to whom the executive reports; (iii) intentionally fails to fulfill any assigned responsibilities for compliance with the Sarbanes-Oxley Act of 2002 or violates the same; (iv) intentionally and wrongfully damages material assets of ours; (v) intentionally and wrongfully discloses material confidential information of ours; (vi) intentionally and wrongfully engages in any competitive activity which would constitute a material breach of the duty of loyalty; (vii) intentionally breaches any stated material employment policy or any material provision of our ethics policy which could reasonably be expected to expose us to liability, (viii) intentionally commits a material breach of the employment agreement, or (ix) intentionally engages in acts or omissions which constitute failure to follow reasonable and lawful directives of ours.

        Death and Disability. The employment agreements also provide that in the event of the Named Executive Officer’s death, his or her estate shall receive annual base compensation through the end of the month during which the death occurred, plus whatever bonus the Named Executive Officer was entitled to for the year during which the death occurred. Normal payments will also be made for the Named Executive Officer’s benefit under our other benefit plans in which he or she was a participant. In the event that termination is a result of permanent disability, such Named Executive Officer may be terminated if he or she does not recover within six (6) months following the onset of the disability, and the executive will receive a pro rata portion of his or her bonus for the year in which the termination occurred, and an additional nine (9) months base compensation following termination, as well as payment of benefits from any of our benefit plans in which the disabled executive was a participant.

Restrictive Covenant. Each executive agrees to maintain all of our trade secrets as fully confidential, in perpetuity, and agrees to certain non-competition and non-solicitation covenants in favor of us.

Internal Revenue Code Section 409A. The employment agreements of the Named Executive Officers contain provisions intended to comply with Internal Revenue Code Section 409A which may have the effect of postponing payments received by the Named Executive Officers following the termination of their employment with us.

Tax Limitations on Deductibility of Compensation

Section 162(m) of the Internal Revenue Code precludes a public company from deducting compensation of more than $1 million each for its Named Executive Officers. Certain performance-based compensation is exempt from this limitation. We believe our incentive plans meet the performance-based compensation exemption from the deductibility limitation of §162(m) and that our current compensation plans are unlikely to generate any material compensation in excess of the §162(m) limits.

Changes For Fiscal Year 2013

We have made several changes in an effort to further align our executive compensation practices with the achievement of our goals. For fiscal year 2013, the Compensation Committee established a total merit pool equivalent to 2.0% of total base compensation for all employees including those of the Named Executive Officers. Merit Increases, if earned, are granted based on each employee’s individual performance review scores, and range between 0.5% – 4.0%. The increase for any individual employee is based on the recommendations of that individual’s immediate supervisor and all increases are approved by the Company’s Human Resources Department.

Merit pay raises for fiscal year 2013 for our Named Executive Officers, except Mr. Jay Stein, were set at 2.75% of base compensation. The Compensation Committee determined that those increases nevertheless resulted in base compensation for our Named Executive Officers which generally remained substantially below that of the 50% percentile of base pay for similar positions in our Peer Group. At Mr. Stein’s request, his base salary will be reduced by an amount equivalent to the Annual Incentive Compensation he earned for fiscal year 2012 to maintain his total compensation at approximately the $553,200 level.

For fiscal year 2013, the Compensation Committee continues to believe that Comparable Store Sales and Adjusted Operating Income (operating income for the current fiscal year excluding all non-recurring items of income or expense as well as bonus and share-based incentive compensation relating to performance shares granted during the current fiscal year) are the measures of our short term success and will use those metrics for the 2013 Short-Term Incentive Plan. The 2013 Short-Term Incentive Plan Performance Levels will be based fifty percent (50%) on achieving levels of Adjusted Operating Income and fifty percent (50%) on achieving Comparable Store Sales.

The Compensation Committee has set the performance levels for the 2013 fiscal year to be as follows:

•

“Threshold” level which is generally the minimum performance level which must be achieved for an incentive compensation to be paid and which is established at the level which the Compensation Committee believes we have an eighty percent (80%) probability of achieving;

•

“Target” level which is the intended performance level for the Company based on the Business Plan, the performance level at which the intended incentive compensation based on the employee’s base salary is paid, and which is established at the level which the Compensation Committee believes we have a fifty percent (50%) probability of achieving; and

•

“Superior” level which is intended to reward performance above our expected achievement or Target achievement level and is established at the level which the Compensation Committee believes we have a twenty percent (20%) or less probability of achieving; and

•

“Outstanding” level which is intended to reward performance above our Superior achievement level and is established at the level which the Compensation Committee believes we have a ten percent (10%) or less probability of achieving.

The following table shows the performance levels based on the 2013 fiscal year performance goals at each performance level for the 2013 Short-Term Incentive Plan:

Short-Term Performance Level for 2013	Adjusted Operating Income Required to Achieve	Comparable Store Sales Growth
Threshold	$45.4M	2.5%
Target	$52.3M	4.0%
Superior	$59.2M	5.5%
Outstanding	$66.0M	7.0%

For fiscal year 2013, the Compensation Committee has elected to continue to use a relative measure and will continue to use the S&P 500 Apparel Retail Index, as comprised at the beginning of 2013, to compare our performance to others in the industry. Awards under the 2013-2015 Long-Term Incentive Plan for our Named Executive Officers will be based on our relative Total Shareholder Return compared to the S&P 500 Apparel Retail Index for the three (3) year performance period.

For fiscal year 2013, the Long-Term Incentive Plan for the Named Executive Officers and general counsel will be based on a three year performance period and will be paid sixty percent (60%) in Performance Shares and forty percent (40%) in Restricted Shares. The Performance Shares will vest at the end of the third year based upon the performance level achieved for the cumulative three year performance period and the time-based Restricted Shares will vest at the end of the third year. However, a participant who fails to remain employed due to death, disability, normal retirement or termination following a change of control will nevertheless receive a pro-rata portion of both the Performance Shares and Restricted Stock he or she would have received had he or she remained employed for the full performance period. This pro-rata award is based on the amount of elapsed time between the time of grant and the time of termination of employment for each applicable performance cycle. The Performance Shares will be earned, if at all, based on our relative Total Shareholder Return compared to that of the S&P 500 Apparel Retail Index. For the Named Executive Officers, the relative Total Shareholder Return performance goals are shown in the following table:

Long-Term Performance Level	Company Percentile Rank vs. S&P 500 Apparel Retail Index
Threshold	33rd Percentile
Target	51st Percentile
Superior	75th Percentile

For fiscal year 2013, the Compensation Committee has set the Aggregate Equity-Based Run Rate Cap at two and one half percent (2.5%) for shares issued under our Long-Term Incentive Plan.

COMPENSATION COMMITTEE REPORT

The Compensation Committee, comprised entirely of independent directors, reviewed and discussed the above Compensation Discussion and Analysis with the Company’s management. Based on such review and discussions, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in these proxy materials and incorporated by reference into the Annual Report on Form 10-K for the year ended February 2, 2013.

Alvin R. Carpenter, Chairman

Ralph Alexander

Richard L. Sisisky

Martin E. Stein, Jr.

EXECUTIVE COMPENSATION

The Summary Compensation Table summarizes the compensation paid or accrued by us to our interim Chief Executive Officer, our Chief Financial Officer and our three other highest paid executive officers during the fiscal year ended February 2, 2013.

The amounts reported in this section for stock and option awards may not represent the amounts that the Named Executive Officers will actually realize from the awards. Whether, and to what extent, a Named Executive Officer realizes value will depend on our performance and stock price and his or her continued employment.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(2)		Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)(5)	Total ($)(5)
Jay Stein Chairman and Interim Chief Executive Officer	2012 2011	$553,200 $215,715	- -		- -	$280,287 -	$ 641,052 $ 135,504	$ $	1,474,539 351,219
Gregory W. Kleffner Executive Vice President, Chief Financial Officer	2012 2011 2010	$365,797 $358,167 $350,000	$414,971 $431,664 $341,038		$443,946 - -	$152,391 - $171,024	$ 499,766 $ 123,772 $ 101,309	$ $ $	1,876,871 913,603 963,371
D. Hunt Hawkins Executive Vice President, Chief Operating Officer	2012 2011 2010	$425,000 $384,738 $370,000	$480,574 $456,266 $360,515		$665,917 - -	$176,477 - $180,797	$ 526,334 $ 109,055 $ 123,620	$ $ $	2,274,302 950,059 1,034,932
Brian R. Morrow Executive Vice President, Chief Merchandising Officer	2012 2011 2010	$550,830 $539,000 $525,000	$624,886 $647,496 $511,553	$ $	665,917 - 175,800	$229,477 - $256,536	$ 614,804 $ 146,597 $ 286,991	$ $ $	2,685,914 1,333,093 1,755,880
Gary L. Pierce Senior Vice President, Director of Stores	2012 2011 2010	$341,392 $332,854 $230,208	$317,142 $327,934 $245,569	$ $	221,971 - 113,200	$106,754 - $119,106	$ 383,660 $ 101,306 $ 107,189	$ $ $	1,370,919 762,094 815,272

(1)

The amounts reflect the aggregate grant date fair value computed in accordance with ASC Topic 718 of stock awards made during the fiscal years indicated. Forfeiture estimates have been disregarded in determining the amounts indicated. The grant date fair value of restricted stock awards and units was based on the closing price of the common stock on the applicable grant dates except for market-based performance awards granted at the target level during fiscal years 2011 and 2012 whose values were determined using a Monte-Carlo simulation model to estimate the relative and absolute total shareholder return performance of the companies forming the S&P Apparel Retail Index as of the valuation dates of May 16, 2011 and May 3, 2012, respectively.

(2)

The amounts reflect the aggregate grant date fair value computed in accordance with ASC Topic 718 of option awards made during the fiscal years indicated. Forfeiture estimates have been disregarded in determining the amounts indicated. The grant date fair value of stock options is estimated using the Black-Scholes option pricing model with the expected term for fiscal years 2010 and 2012 being derived via a lattice model. The grant date fair value of stock option awards was determined based on the assumptions in the following chart for grants made during each fiscal year indicated. There were no option awards granted during fiscal year 2011 to the named executive officers.

	Fiscal Years
Assumptions	2012	2010
Weighted average volatility	64.4%	73.3%
Weighted average dividend yield	0.0%	0.0%
Weighted average risk-free interest rate	0.9%	2.3%
Weighted average expected term	5.3 years	5.2 years

(3)	The amounts reflect the cash bonus awards to the named individuals under our Short-Term Incentive Plan.
(4)	The amounts reflected are:

Name	Year	Perquisites and Other Personal Benefits ($)(a)	Premiums Paid Relating To Executive Split- Dollar Plan ($)	Dividends Paid On Restricted Stock Awards ($)	Company Contributions to 401(k) Plans ($)	Company Contributions to Deferred Compensation Plans ($)(b)	Total ($)
Jay Stein	2012	$ 33,171	$ 96,945	-	$ 5,384	$ 505,552	$ 641,052
Gregory W. Kleffner	2012	$ 36,273	$ 67,420	$ 66,092	$ 4,557	$ 325,424	$ 499,766
D. Hunt Hawkins	2012	$ 35,516	$123,138	$ 80,514	$ 5,317	$ 281,849	$ 526,334
Brian R. Morrow	2012	$ 38,949	$105,825	$ 99,287	$ 3,195	$ 367,548	$ 614,804
Gary L. Pierce	2012	$ 30,396	$ 57,961	$ 50,300	$ 4,828	$ 240,175	$ 383,660

(a)

Perquisites and other personal benefits consist of automobile allowances; medical benefits not provided to non-executive employees (includes excess medical, dental and vision payments plus a tax gross up); and medical administration and reinsurance cost plus long-term disability and group life premiums. No single item exceeds the greater of $25,000 or 10% of the aggregate value of all perquisites and other personal benefits received by any of the Named Executive Officers, except for medical benefit payments not provided to non-executive employees (which includes excess medical, dental and vision payments plus a tax gross up based on these amounts) in the amount of $27,212 for Mr. Stein. All perquisites and other personal benefits are valued on the basis of the aggregate incremental cost to the Company.

(b)

The amounts reflected consist of matching contributions of $19,040; $11,068 and $714 for Messrs. Kleffner, Hawkins and Pierce, respectively, plus one-time single sum deposits of $505,552; $306,384; $270,781; $367,548 and $239,461 to compensate for the elimination of the split-dollar life insurance post-retirement death benefit for Messrs. Stein, Kleffner, Hawkins, Morrow and Pierce, respectively.

(5)

The amounts reflected for 2011 have been updated to reflect previously omitted off-cycle split-dollar life Insurance premiums for Messrs. Stein, Kleffner, Hawkins, Morrow and Pierce of $53,469; $42,696; $28,113; $57,083 and $37,493, respectively.

GRANTS OF PLAN-BASED AWARDS FOR FISCAL YEAR ENDED FEBRUARY 2, 2013

The following table shows the plan-based awards granted to each Named Executive Officer during the fiscal year ended February 2, 2013.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)				Estimated Future Payouts Under Equity Incentive Plan Awards (2)
Name	Grant Date	Threshold ($)	Target ($)	Superior ($)	Outstanding ($)	Threshold (#)	Target (#)	Superior (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Option (#)	Exercise or Base Price of Option Awards ($/Sh)		Grant Date Fair Value of Stock and Option Awards ($)
Jay Stein	04/09/12	$135,000	$270,000	$405,000	$540,000	-	-	-	-	-		-		-
Gregory W. Kleffner	04/09/12 05/03/12 05/03/12 08/08/12	$73,399 - - -	$146,798 - - -	$220,197 - - -	$293,596 - - -	- 19,470 - -	- 38,940 - -	- 58,410 - -	- - 25,960 -	- - - 113,263	$	- - - 7.09	$ $ $	- 253,499 161,471 443,946
D. Hunt Hawkins	04/09/12 05/03/12 05/03/12 08/08/12	$85,000 - - -	$170,000 - - -	$255,000 - - -	$340,000 - - -	- 22,550 - -	- 45,100 - -	- 67,650 - -	- - 30,060 -	- - - 169,894	$	- - - 7.09	$ $ $	- 293,601 186,973 665,917
Brian R. Morrow	04/09/12 05/03/12 05/03/12 08/08/12	$110,527 - - -	$221,054 - - -	$331,581 - - -	$442,108 - - -	- 29,320 - -	- 58,640 - -	- 87,960 - -	- - 39,090 -	- - - 169,894	$	- - - 7.09	$ $ $	- 381,746 243,140 665,917
Gary L. Pierce	04/09/12 05/03/12 05/03/12 08/08/12	$68,557 - - -	$137,114 - - -	$205,671 - - -	$274,228 - - -	- 14,880 - -	- 29,760 - -	- 44,640 - -	- - 19,840 -	- - - 56,631	$	- - - 7.09	$ $ $	- 193,738 123,405 221,971

(1)

The amounts shown reflect the threshold, target, superior and outstanding annual incentive compensation payment levels under the Company’s Short-Term Incentive Program. These amounts are based on the individual’s current position. The amounts disclosed in the Summary Compensation Table for 2012 are a result of this award.

(2)

The threshold amounts shown reflect the long-term compensation awards of performance shares which are 50% of the target amounts shown. The superior amounts shown are 150% of the target amounts. The percentage of target awards paid, if at all, is determined based on Stein Mart’s relative Total Shareholder Return compared to that of the S&P 500 Apparel Retail Index at the time of the grant.

OUTSTANDING EQUITY AWARDS AT 2012 FISCAL YEAR END FEBRUARY 2, 2013

The following table shows the outstanding equity awards for each Named Executive Officer as of the end of the fiscal year ended February 2, 2013.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Jay Stein	-	-	-	-	-	-	-	-
Gregory W. Kleffner	11,213(2) - -	22,766(2) 113,263(2) -	$ 7.87 $ 7.09 -	07/31/19 08/08/22 -	- - 42,240(3)	- - $373,402	- - 63,360(4)	- - $560,102
D. Hunt Hawkins	39,642(5) 19,481(5) 32,167(5) - -	- - - 169,894(5) -	$14.29 $12.68 $11.69 $ 7.09 -	03/21/13 06/06/13 03/02/14 08/08/22 -	- - - - 47,270(6)	- - - - $417,867	- - - - 70,910(7)	- - - - $626,844
Brian R. Morrow	- - -	33,979(8) 169,894(8) -	$ 6.67 $ 7.09 -	03/05/17 08/08/22 -	- - 63,510(9)	- - $561,428	- - 95,270(10)	- - $842,187
Gary L. Pierce	- - -	22,653(11) 56,631(11) -	$ 6.40 $ 7.09 -	05/18/17 08/08/22 -	- - 32,210(12)	- - $284,736	- - 48,310(13)	- - $427,060

(1)

The market value is determined by multiplying the number of shares by the closing price of the Company’s stock on The NASDAQ Global Select Market as of the last business day of the fiscal year. The closing price of the Company’s stock on February 1, 2013 (the last business day of the fiscal year) was $8.84. The actual value will depend on the fair market value on the date of vesting.

(2)

Options granted on 07/31/2009 vest as follows: 33% on the third anniversary date, another 33% on the fourth anniversary date and the final 34% on the fifth anniversary date, and expire on the date shown, which is the tenth anniversary of the grant. Options granted on 08/08/12 vest as follows: 33% on the first anniversary date, another 33% on the second anniversary date and the final 34% on the third anniversary date, and expire on the date shown, which is the tenth anniversary of the grant. Upon termination, except for death, disability, retirement or change of control, unvested options are forfeited.

(3)

The shares indicated represent 16,280 shares issued under the 2011 Long-Term Incentive Plan that cliff vest on February 1, 2014 plus 25,960 shares issued under the 2012 Long-term Incentive Plan that cliff vest on January 31, 2015. Upon termination, except for death, disability, retirement or change in control, unvested stock awards are forfeited.

(4)

The shares indicated consists of 24,420 Performance Shares, which represents the number of Performance Shares that would be issued at the target level of the 2011 Long-Term Incentive Plan based on the Company’s total shareholder return compared to that of the S&P 500 Apparel Retail Index over the cumulative three year performance period that consists of fiscal years 2011 – 2013 plus 38,940 Performance Shares, which represents the number of Performance Shares that would be issued at the target level of the 2012 Long-Term Incentive Plan based on the Company’s total shareholder return compared to that of the S&P 500 Apparel Retail Index over the cumulative three year performance period that consists of fiscal years 2012 – 2014. The actual performance shares that will be earned, if any, will be based on the actual performance level achieved and would vest if the participant remains employed by the Company on February 1, 2014 for the 2011 Plan and January 31, 2015 for the 2012 Plan. If the participant fails to remain employed due to death, disability, normal retirement or termination following a change of control, he will nevertheless receive a pro-rata portion of the Performance Shares he would have received had he remained employed for the full performance vesting period. This pro-rata award is based on the amount of elapsed time between the time of grant and the time of termination of employment for each applicable performance cycle.

(5)

Options granted on 03/21/2006, 06/06/2006 and 03/02/2007 vest as follows: 33% on the third anniversary date, another 33% on the fourth anniversary date and the final 34% on the fifth anniversary. Options granted on 08/08/2012 vest as follows: 33% on the first anniversary date, another 33% on the second anniversary date and the final 34% on the third anniversary date. All option grants expire on the dates shown. Upon termination, except for death, disability, retirement or change of control, unvested options are forfeited.

(6)

The shares indicated represent 17,210 shares issued under the 2011 Long-Term Incentive Plan that cliff vest on February 1, 2014 plus 30,060 shares issued under the 2012 Long-term Incentive Plan that cliff vest on January 31, 2015. Upon termination, except for death, disability, retirement or change in control, unvested stock awards are forfeited.

(7)

The shares indicated consist of 25,810 Performance Shares, which represents the number of Performance Shares that would be issued at the target level of the 2011 Long-Term Incentive Plan based on the Company’s total shareholder return compared to that of the S&P 500 Apparel Retail Index over the cumulative three year performance period that consists of fiscal years 2011 – 2013 plus 45,100 performance shares, which represents the number of Performance Shares that would be issued at the target level of the 2012 Long-Term Incentive Plan based on the Company’s total shareholder return compared to that of the S&P 500 Apparel Retail Index over the cumulative three year performance period that consists of fiscal years 2012 – 2014. The actual Performance Shares that will be earned, if any, will be based on the actual performance level achieved and would vest if the participant remains employed by the Company on February 1, 2014 for the 2011 Plan and January 31, 2015 for the 2012 Plan. If the participant fails to remain employed due to death, disability, normal retirement or termination following a change of control, he will nevertheless receive a pro-rata portion of the Performance Shares he would have received had he remained employed for the full performance vesting period. This pro-rata award is based on the amount of elapsed time between the time of grant and the time of termination of employment for each applicable performance cycle.

(8)

Options granted on 03/05/2010 vest as follows: 33% on the third anniversary date, another 33% on the fourth anniversary date and the final 34% on the fifth anniversary date, and expire on the date shown, which is the seventh anniversary of the grant. Options granted on 08/08/2012 vest as follows: 33% on the first anniversary date, another 33% on the second anniversary date and the final 34% on the third anniversary date and expire on the date shown, which is the tenth anniversary of the grant. Upon termination, except for death, disability, retirement or change of control, unvested options are forfeited.

(9)

The shares indicated represent 24,420 shares issued under the 2011 Long-Term Incentive Plan that cliff vest on February 1, 2014 plus 39,090 shares issued under the 2012 Long-term Incentive Plan that cliff vest on January 31, 2015. Upon termination, except for death, disability, retirement or change in control, unvested stock awards are forfeited.

(10)

The shares indicated consist of 36,630 Performance Shares, which represents the number of Performance Shares that would be issued at the target level of the 2011 Long-Term Incentive Plan based on the Company’s total shareholder return compared to that of the S&P 500 Apparel Retail Index over the cumulative three year performance period that consists of fiscal years 2011 – 2013 plus 58,640 Performance Shares, which represents the number of Performance Shares that would be issued at the target level of the 2012 Long-Term Incentive Plan based on the Company’s total shareholder return compared to that of the S&P 500 Apparel Retail Index over the cumulative three year performance period that consists of fiscal years 2012 – 2014. The actual Performance Shares that will be earned, if any, will be based on the actual performance level achieved and would vest if the Participant remains employed by the Company on February 1, 2014 for the 2011 Plan and January 31, 2015 for the 2012 Plan. If the participant fails to remain employed due to death, disability, normal retirement or termination following a change of control, he will nevertheless receive a pro-rata portion of the Performance Shares he would have received had he remained employed for the full performance vesting period. This pro-rata award is based on the amount of elapsed time between the time of grant and the time of termination of employment for each applicable performance cycle.

(11)

Options granted on 5/18/2010 vest as follows: 33% on the third anniversary date, another 33% on the fourth anniversary date and the final 34% on the fifth anniversary date, and expire on the date shown, which is the seventh anniversary of the grant. Options granted on 8/8/2012 vest as follows: 33% on the first anniversary date, another 33% on the second anniversary date and the final 34% on the third anniversary date and expire on the date shown, which is the tenth anniversary of the grant. Upon termination, except for death, disability, retirement or change of control, unvested options are forfeited.

(12)

The shares indicated represent 12,370 shares issued under the 2011 Long-Term Incentive Plan that cliff vest on February 1, 2014 plus 19,840 shares issued under the 2012 Long-term Incentive Plan that cliff vest on January 31, 2015. Upon termination, except for death, disability, retirement or change in control, unvested stock awards are forfeited.

(13)

The shares indicated consist of 18,550 Performance Shares, which represents the number of Performance Shares that would be issued at the target level of the 2011 Long-Term Incentive Plan based on the Company’s total shareholder return compared to that of the S&P 500 Apparel Retail Index over the cumulative three year performance period that consists of fiscal years 2011 – 2013 plus 29,760 Performance Shares, which represents the number of Performance Shares that would be issued at the target level of the 2012 Long-Term Incentive Plan based on the Company’s total shareholder return compared to that of the S&P 500 Apparel Retail Index over the cumulative three year performance period that consists of fiscal years 2012 – 2014. The actual Performance Shares that will be earned, if any, will be based on the actual performance level achieved and would vest if the participant remains employed by the Company on February 1, 2014 for the 2011 Plan and January 31, 2015 for the 2012 Plan. If the participant fails to remain employed due to death, disability, normal retirement or termination following a change of control, he will nevertheless receive a pro-rata portion of the Performance Shares he would have received had he remained employed for the full performance vesting period. This pro-rata award is based on the amount of elapsed time between the time of grant and the time of termination of employment for each applicable performance cycle.

OPTION EXERCISES AND STOCK VESTED DURING FISCAL YEAR ENDED FEBRUARY 2, 2013

The following table provides information relating to options exercised and stock awards that vested during the fiscal year ended February 2, 2013 for each of the Named Executive Officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Jay Stein	-	-	-	-
Gregory W. Kleffner	-	-	23,852	$171,973
D. Hunt Hawkins	-	-	39,374	$284,254
Brian R. Morrow	-	-	35,777	$257,952
Gary L. Pierce	-	-	18,120	$130,645

(1)	The value realized represents the number of shares acquired on vesting multiplied by the closing market price of the Company’s common stock as listed on The NASDAQ on the date of vesting.

NON-QUALIFIED DEFERRED COMPENSATION FOR FISCAL YEAR ENDED FEBRUARY 2, 2013

Amounts credited to each Named Executive Officer’s account will receive earnings (loss) depending upon the investment option elected by each named executive. The following table shows the current investment options available under our Non-Qualified Deferred Compensation Plan and their annual rates of return for the calendar year ended December 31, 2012.

Fund	Annual Rate of Return
Model Portfolio – Conservative	8.11%
Model Portfolio – Moderate/Conservative	10.60%
Model Portfolio – Moderate	12.31%
Model Portfolio – Moderate/Aggressive	14.08%
Model Portfolio – Aggressive	16.08%
Fixed Rate Option	4.03%
Nationwide NVIT Money Market V	0.00%
PIMCO VIT Total Return Admin	9.60%
PIMCO VIT Real Return Admin	8.75%
LASSO Long and Short Strategic Opportunities	7.79%

Fund	Annual Rate of Return
T Rowe Price Equity Income II	16.92%
Dreyfus Stock Index Initial	15.74%
American Funds IS Growth 2	17.89%
Goldman Sachs VIT Mid Cap Value	18.47%
Morgan Stanley UIF Mid Cap Growth I	8.69%
Royce Capital Small Cap	12.50%
Vanguard VIF Small Company Growth	14.65%
Oppenheimer VA Global Securities NS	21.26%
MFS VIT II International Value Svc	15.93%

The earnings (loss) realized by each of the Named Executive Officers is reflected in the table below:

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings/ (Loss) in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(3)
Jay Stein	-	$505,552	$ 1,950	-	$507,502
Gregory W. Kleffner	$38,079	$325,424	$52,184	-	$635,584
D. Hunt Hawkins	$22,136	$281,849	$44,431	-	$653,252
Brian R. Morrow	-	$367,548	$ 8,822	-	$376,370
Gary L. Pierce	$ 1,428	$240,175	$ 8,730	-	$250,333

(1)

The amount reflected for each of the Named Executive Officers is reported as compensation to such Named Executive Officer in the Summary Compensation Table (Salary and Non-Equity Incentive Plan Compensation columns).

(2)

The amounts reflected consists of matching contributions of $19,040; $11,068 and $714 for Messrs. Kleffner, Hawkins and Pierce, respectively plus one-time single sum deposits of $505,552; $306,384; $270,781; $367,548 and $239,461 to compensate for the elimination of the split-dollar life insurance post retirement death benefit for Messrs. Stein, Kleffner, Hawkins, Morrow and Pierce, respectively. The amount reflected for each of the Named Executive Officers is reported as compensation to such Named Executive Officer in the Summary Compensation Table (All Other Compensation column).

(3)

The following aggregate balances existed at the end of fiscal year 2011 for each of the Named Executive Officers: $219,897 for Mr. Kleffner; $304,836 for Mr. Hawkins and $0 for Messrs. Stein, Morrow and Pierce. These balances include the following amounts previously reported in Summary Compensation Tables in prior years: $221,272 for Mr. Kleffner and $503,583 for Mr. Hawkins.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following table shows the potential payments upon termination, disability, death or a change in control of the Company for Jay Stein, the Company’s interim Chief Executive Officer.

Compensation and Benefits	Termination With Cause	Termination Without Cause	Termination With Good Reason	Termination Without Good Reason(1)	Termination For Disability	Death	Termination After Change In Control
Earned But Unpaid Base Salary (the fiscal year ended 02/02/13)	-	-	-	-	-	-	-
100% of Current Total Annual Base Salary	-	-	-	-	-	-	-
Medical, Dental, Vision, Life and Disability Insurance During Post Termination Payment Period	-	-	-	-	-	-	-
Annual Base Salary Through End of Month of Termination	-	-	-	-	$45,000	$45,000	-
Earned Bonus (Pro rata)	-	-	-	-	-	-	-
Benefits Entitled to Under the Disability Plan of the Company	-	-	-	-	$20,000 Per month	-	-
Make Payments and Provide Benefits Called for Under each Employee Benefit Plan	-	-	-	-	-	-	-
Net Value of Unvested Options	-	-	-	-	-	-	-
Current Value of Unvested Restricted Shares	-	-	-	-	-	-	-
All Benefits Payable Under Company’s Plans Relating to Deferred Comp, Retirement or Other Benefits (2)	$507,502	$507,502	$507,502	$507,502	$ 507,502	$507,502	$507,502
Split-Dollar Life Insurance	-	-	-	-	-	$3,000,000	-
Total (3)	$507,502	$507,502	$507,052	$507,502	$ 552,502	$3,552,502	$507,502

(1)	Retirement is treated the same as termination by the Named Executive Officer without good reason.
(2)	The benefits payable under the Company’s 401(k) plan have been omitted since this plan is non-discriminatory.
(3)	In addition to the total reflected for disability, $20,000 per month during the disability period would also be received.

The following table shows the potential payments upon termination, disability, death or a change in control of the Company for Gregory W. Kleffner, the Company’s Executive Vice President and Chief Financial Officer.

Compensation and Benefits	Termination With Cause	Termination Without Cause	Termination With Good Reason	Termination Without Good Reason(1)	Termination For Disability	Death	Termination After Change In Control
Earned But Unpaid Base Salary (the fiscal year ended 02/02/13)	-	-	-	-	-	-	-
100% of Current Total Annual Base Salary	-	$366,996	$366,996	-	-	-	-
Medical, Dental, Vision, Life and Disability Insurance During Post Termination Payment Period	-	$57,243	$57,243	-	$40,075	-	$40,075
Annual Base Salary Through End of Month of Termination	-	-	-	-	$30,583	$30,583	-
Earned Bonus (Pro rata)	-	-	-	-	-	-	-
Additional Nine Months of Compensation at the Current Base Salary	-	-	-	-	$275,247	-	-
Benefits Entitled to Under the Disability Plan of the Company	-	-	-	-	$20,000 Per month	-	-
Make Payments and Provide Benefits Called for Under each Employee Benefit Plan	-	-	-	-	-	-	-
Net Value of Unvested Options	-	-	-	-	$220,293	$220,293	$220,293
Current Value of Unvested Restricted Shares	-	-	-	-	$933,504	$933,504	$933,504
Lump Sum Payment of 200% of Current Annual Base Salary	-	-	-	-	-	-	$733,992
Lump Sum Payment of 200% of “Target” Bonus	-	-	-	-	-	-	$293,597
All Benefits Payable Under Company’s Plans Relating to Deferred Comp, Retirement or Other Benefits (2)	$281,204	$635,584	$635,584	$281,204	$635,584	$281,204	$635,584
Split-Dollar Life Insurance	-	-	-	-	-	$2,654,120	-
Total (3)	$281,204	$1,059,823	$1,059,823	$281,204	$2,135,286	$4,119,704	$2,857,045

(1)	Retirement is treated the same as termination by the Named Executive Officer without good reason.
(2)	The benefits payable under our 401(k) plan have been omitted since this plan is non-discriminatory.
(3)	In addition to the total reflected for disability, $20,000 per month during the disability period would also be received.

The following table shows the potential payments upon termination, disability, death or a change in control of the Company for D. Hunt Hawkins, the Company’s Executive Vice President, Chief Operating Officer.

Compensation and Benefits	Termination With Cause	Termination Without Cause	Termination With Good Reason	Termination Without Good Reason(1)	Termination For Disability	Death	Termination After Change In Control
Earned But Unpaid Base Salary (the fiscal year ended 02/02/13)	-	-	-	-	-	-	-
100% of Current Total Annual Base Salary	-	$425,000	$425,000	-	-	-	-
Medical, Dental, Vision, Life and Disability Insurance During Post Termination Payment Period	-	$57,483	$57,483	-	$40,075	-	$40,075
Annual Base Salary Through End of Month of Termination	-	-	-	-	$35,417	$35,417	-
Earned Bonus (Pro rata)	-	-	-	-	-	-	-
Additional Nine Months of Compensation at the Current Base Salary	-	-	-	-	$318,750	-	-
Benefits Entitled to Under the Disability Plan of the Company	-	-	-	-	$20,000 Per month	-	-
Make Payments and Provide Benefits Called for Under each Employee Benefit Plan	-	-	-	-	-	-	-
Net Value of Unvested Options	-	-	-	-	$297,315	$297,315	$297,315
Current Value of Unvested Restricted Shares	-	-	-	-	$1,044,711	$1,044,711	$1,044,711
Lump Sum Payment of 200% of Current Annual Base Salary	-	-	-	-	-	-	$850,000
Lump Sum Payment of 200% of “Target” Bonus	-	-	-	-	-	-	$340,000
All Benefits Payable Under Company’s Plans Relating to Deferred Comp, Retirement or Other Benefits (2)	$369,568	$653,252	$653,252	$369,568	$653,252	$369,568	$653,252
Split-Dollar Life Insurance	-	-	-	-	-	$2,809,484	-
Total (3)	$369,568	$1,135,735	$1,135,735	$369,568	$2,389,520	$4,556,495	$3,225,353

(1)	Retirement is treated the same as termination by the Named Executive Officer without good reason.
(2)	The benefits payable under our 401(k) plan have been omitted since this plan is non-discriminatory.
(3)	In addition to the total reflected for disability, $20,000 per month during the disability period would also be received.

The following table shows the potential payments upon termination, disability, death or a change in control of the Company for Brian R. Morrow, the Executive Vice President and Chief Merchandising Officer.

Compensation and Benefits	Termination With Cause	Termination Without Cause	Termination With Good Reason	Termination Without Good Reason(1)	Termination For Disability	Death	Termination After Change In Control
Earned But Unpaid Base Salary (the fiscal year ended 02/02/13)	-	-	-	-	-	-	-
100% of Current Total Annual Base Salary	-	$552,636	$552,636	-	-	-	-
Medical, Dental, Vision, Life and Disability Insurance During Post Termination Payment Period	-	$30,030	$30,030	-	$18,973	-	$18,973
Annual Base Salary Through End of Month of Termination	-	-	-	-	$46,053	$46,053	-
Earned Bonus (Pro rata)	-	-	-	-	-	-	-
Additional Nine Months of Compensation at the Current Base Salary	-	-	-	-	$414,477	-	-
Benefits Entitled to Under the Disability Plan of the Company	-	-	-	-	$20,000 Per month	-	-
Make Payments and Provide Benefits Called for Under each Employee Benefit Plan	-	-	-	-	-	-	-
Net Value of Unvested Options	-	-	-	-	$371,049	$371,049	$371,049
Current Value of Unvested Restricted Shares	-	-	-	-	$1,403,615	$1,403,615	$1,403,615
Lump Sum Payment of 200% of Current Annual Base Salary	-	-	-	-	-	-	$1,105,272
Lump Sum Payment of 200% of “Target” Bonus	-	-	-	-	-	-	$442,109
All Benefits Payable Under Company’s Plans Relating to Deferred Comp, Retirement or Other Benefits (2)	-	$376,370	$376,370	-	$ 376,370	-	$376,370
Split-Dollar Life Insurance	-	-	-	-	-	$3,991,680	-
Total (3)	-	$959,036	$959,036	-	$2,630,537	$5,812,397	$3,717,388

(1)	Retirement is treated the same as termination by the Named Executive Officer without good reason.
(2)	The benefits payable under our 401(k) plan have been omitted since this plan is non-discriminatory.
(3)	In addition to the total reflected for disability, $20,000 per month during the disability period would also be received.

The following table shows the potential payments upon termination, disability, death or a change in control of the Company for Gary L. Pierce, the Company’s Senior Vice President and Director of Stores.

Compensation and Benefits	Termination With Cause	Termination Without Cause	Termination With Good Reason	Termination Without Good Reason(1)	Termination For Disability	Death	Termination After Change In Control
Earned But Unpaid Base Salary (the fiscal year ended 02/02/13)	-	-	-	-	-	-	-
100% of Current Total Annual Base Salary	-	$342,786	$342,786	-	-	-	-
Medical, Dental, Vision, Life and Disability Insurance During Post Termination Payment Period	-	$57,143	$57,143	-	$40,075	-	$40,075
Annual Base Salary Through End of Month of Termination	-	-	-	-	$28,566	$28,566	-
Earned Bonus (Pro rata)	-	-	-	-	-	-	-
Additional Nine Months of Compensation at the Current Base Salary	-	-	-	-	$257,090	-	-
Benefits Entitled to Under the Disability Plan of the Company	-	-	-	-	$19,041 Per month	-	-
Make Payments and Provide Benefits Called for Under each Employee Benefit Plan	-	-	-	-	-	-	-
Net Value of Unvested Options	-	-	-	-	$154,377	$154,377	$154,377
Current Value of Unvested Restricted Shares	-	-	-	-	$711,796	$711,796	$711,796
Lump Sum Payment of 200% of Current Annual Base Salary	-	-	-	-	-	-	$685,572
Lump Sum Payment of 200% of “Target” Bonus	-	-	-	-	-	-	$205,672
All Benefits Payable Under Company’s Plans Relating to Deferred Comp, Retirement or Other Benefits (2)	$1,440	$250,333	$250,333	$1,440	$250,333	$1,440	$250,333
Split-Dollar Life Insurance	-	-	-	-	-	$2,267,655	-
Total (3)	$1,440	$650,262	$650,262	$1,440	$1,442,237	$3,163,834	$2,047,825

(1)	Retirement is treated the same as termination by the Named Executive Officer without good reason.
(2)	The benefits payable under our 401(k) plan have been omitted since this plan is non-discriminatory.
(3)	In addition to the total reflected for disability, $20,000 per month during the disability period would also be received.

PROPOSAL NO. 2

ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION

We are asking shareholders to approve an advisory resolution approving our executive compensation as reported in this proxy statement. As described below, in the “Compensation Discussion and Analysis” section of this proxy statement, the Compensation Committee has structured our executive compensation program to achieve the following key objectives:

Objective	How Our Executive Compensation Program Achieves This Objective
Pay For Performance	Our annual Short-Term Incentive Plan provides performance-based cash incentive awards focused on closely aligning rewards with results.
Align the Interests of Our Executives and Shareholders	Our Long-Term Incentive Plan promotes a long-term focus on results to align employee and shareholder interests.
Attract and Retain Top Talent

Our executive compensation program is designed to be similar to the programs that are offered by other companies in our Peer Group. We attempt to set our total compensation levels at the median level of comparable companies because of the desire to attract and retain top-level executives in the market in which we operate and compete for talent.

We urge shareholders to read the “Compensation Discussion and Analysis” beginning on page 12 of this proxy statement, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and other related compensation tables and narrative, which provide detailed information on the compensation of our Named Executive Officers. The Compensation Committee and the Board of Directors believe that the policies and procedures articulated in the “Compensation Discussion and Analysis” are effective in achieving our goals and that the compensation of our Named Executive Officers reported in this proxy statement has contributed to our recent and long-term success.

In accordance with recently adopted Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we are asking shareholders to approve the following advisory resolution:

RESOLVED, that the shareholders of Stein Mart, Inc. approve, on an advisory basis, the 2012 compensation of our Named Executive Officers disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative in the Proxy Statement for our 2013 Annual Meeting of Shareholders.

This advisory resolution, commonly referred to as a “say-on-pay” resolution, is not binding on the Board of Directors. Although non-binding, the Board and the Compensation Committee will review and consider the voting results when making future decisions regarding our executive compensation program.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE ADVISORY RESOLUTION APPROVING EXECUTIVE COMPENSATION.

AUDIT COMMITTEE REPORT

The Audit Committee met with management and the independent registered certified public accounting firm fourteen (14) times during 2012 to review and discuss the Company’s annual and quarterly financial statements prior to their issuance, and other matters. At least four (4) of these meetings also included separate executive sessions with the independent registered certified public accounting firm without the presence of management and executive sessions without others present and with the Company’s Chief Financial Officer and with the Company’s Senior Vice President of Internal Audit, Safety and Security. After the second quarter of 2012, management and the Audit Committee determined that due to several accounting errors, prior financial statements, including those in the Company’s 10-Q for the first quarter of 2012 should be restated. The Company’s Board of Directors also approved a special review committee consisting of Irwin Cohen, Chairman, Susan Falk and Alvin R. (“Pete”) Carpenter to review, with the assistance of a national law firm, the underlying causes for the accounting errors. The special review committee’s determination was that there was no misconduct or intent to misstate financial results by current or former employees or directors. With respect to 2012, management advised the Audit Committee that each set of previously issued restated financial statements as well as currently issued financial statements had been prepared in accordance with accounting principles generally accepted in the USA.

The Audit Committee reviewed and discussed the Company’s audited financial statements for the fiscal year ended February 2, 2013 with management. The Audit Committee also discussed with the independent registered certified public accounting firm the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee also received the written disclosures and the letter from the independent registered certified public accounting firm mandated by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered certified public accounting firm’s communications with the Audit Committee concerning independence, and discussed with the independent registered certified public accounting firm their firm’s independence. The Audit Committee also monitored the Company’s compliance with the internal controls provisions of Section 404 of the Sarbanes-Oxley Act of 2002.

Based on the review and discussions described above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s annual report on Form 10-K for the year ended February 2, 2013 for filing with the Securities and Exchange Commission.

Irwin Cohen, Chairman

Susan Falk

Linda M. Farthing

PROPOSAL NO. 3

RATIFICATION OF APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS

THE COMPANY’S INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected the firm PricewaterhouseCoopers LLP to serve as our independent registered certified public accounting firm for the current fiscal year ending February 1, 2014. That firm has served as our audit firm since 1983. Our Board of Directors has directed that the appointment of the independent registered certified public accounting firm be submitted for ratification by the shareholders at the annual meeting. Representatives of PricewaterhouseCoopers LLP will be present at the annual meeting of shareholders and will be given the opportunity to make a statement, if they so desire, and to respond to appropriate questions.

Shareholder ratification of the selection of PricewaterhouseCoopers LLP as our independent registered certified public accounting firm is not required by our articles of incorporation or bylaws. However, the Board of Directors is submitting the appointment of PricewaterhouseCoopers LLP as a matter of good corporate practice. If the shareholders do not ratify the selection, the Audit Committee will reconsider whether or not to retain PricewaterhouseCoopers LLP. In such event, the Audit Committee may retain PricewaterhouseCoopers LLP notwithstanding the fact that the shareholders did not ratify the selection, or select another nationally recognized accounting firm without re-submitting the matter to a shareholder vote. Even if the selection is ratified, the Audit Committee retains the right in its discretion to select a different nationally recognized accounting firm at any time during the year if it determines that such a change would be in the best interests of our shareholders and the Company.

The following table provides information relating to the fees billed or expected to be billed for the audit including the audit of internal controls and fees billed/paid for other services provided by PricewaterhouseCoopers LLP, in each of the last two (2) fiscal years.

	2012	2011
Audit Fees (1)	$3,427,000	$1,060,400
Audit-Related Fees (2)	87,712	201,645
Tax Fees (3)	94,124	176,775
All Other Fees (4)	-	63,326

Total Fees	$3,608,836	$1,502,146

(1)

Includes fees for professional services relating to the annual audit of our financial statements, review of our quarterly financial statements and services related to the certification of our internal controls, as required by Section 404 of the Sarbanes-Oxley Act of 2002. The large difference between the fees reflected for 2012 compared to those for 2011 primarily relates to additional fees incurred associated with our restatement.

(2)

Includes fees for professional services for consultation on accounting standards or transactions and consultations concerning pre-implementation assessments relating to new merchandise information and point-of-sale system.

(3)

Includes fees for professional services relating to tax compliance (preparation of returns) and fees relating to an IRS examination. No services were provided by PricewaterhouseCoopers LLP relating to aggressive tax transactions, contingent fee services or any tax services to certain persons who serve in financial reporting oversight roles.

(4)	Professional services related to other activity assessments.

All decisions regarding selection of independent registered certified public accounting firms and approval of accounting services and fees are made by our Audit Committee in accordance with the provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations of the Securities and Exchange Commission (“SEC”). The Audit Committee must pre-approve (i) all audit services, and (ii) all non-audit services provided by the independent registered certified public accounting firm that are permitted by Section 201 of the Sarbanes-Oxley Act, except if:

1.

in the case of permissible non-audit services, such services qualify as de minimus under Section 202 of the Sarbanes-Oxley Act and we did not recognize that such services were non-audit services at the time of the engagement;

2.	the Audit Committee, or one (1) or more of its designated members, approves the permissible non-audit services before completion of the audit; and

3.	when one (1) or more designated members approve such services, such approval is presented to the Audit Committee at its next scheduled meeting.

All audit, audit-related and tax services provided by PricewaterhouseCoopers LLP were pre-approved in accordance with the Audit Committee’s guidelines.

The Audit Committee discussed the non-audit services with PricewaterhouseCoopers LLP and determined that their provision would not impair that firm’s independence.

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE PROPOSAL TO RATIFY THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING FEBRUARY 1, 2014.

RELATED PARTY TRANSACTIONS

The Audit Committee of the Board of Directors is responsible for evaluating the appropriateness of all related-party transactions.

The Audit Committee has adopted written policies and procedures for the Committee to follow in reviewing and approving or ratifying related-party transactions involving the Company and any of its executive officers, directors or five percent (5%) or more shareholders or any of their family members. These transactions include:

(a)	transactions that must be disclosed in proxy statements under SEC rules; and

(b)	transactions that could potentially cause a non-employee director to cease to qualify as independent under NASDAQ listing requirements.

Transactions that are deemed immaterial under SEC disclosure requirements are generally deemed pre-approved under these written policies and procedures, including transactions with a company with which a Stein Mart director’s sole relationship is as a non-employee director and the total amount involved does not exceed one percent (1%) of the other company’s total annual revenues.

Criteria to be considered by the Audit Committee in determining whether related-party transactions should be approved or ratified include:

(a)	whether the transactions are on terms no less favorable to the Company than terms generally available from an unrelated third party;

(b)	the extent of the related-party’s interest in the transaction;

(c)	whether the transaction would interfere with the performance of the officer’s or director’s duties to the Company;

(d)	in the case of a transaction involving a non-employee director, whether the transaction would disqualify the director from being deemed independent under NASDAQ listing requirements; and

(e)	such other factors that the Audit Committee deems appropriate under the circumstances.

The Audit Committee has approved the related-party transactions described below, each involving non-employee directors of the Company, after determining that the transactions do not adversely affect the performance by these directors of their duties to the Company.

Mr. Mitchell W. Legler. Mr. Legler is the majority shareholder of Kirschner & Legler, P.A., general counsel to the Company since April 2001. From August 1995 to April 2001, Mr. Legler was the sole shareholder of the law firm of Mitchell W. Legler, P.A., which served as general counsel to us. Legal fees received by Kirschner & Legler, P.A. for fiscal year 2012 were $178,800. The Audit Committee believes that amounts paid for these services are competitive with amounts that would be paid to a third party for similar services and that the engagement does not interfere with the performance of Mr. Legler’s duties as a director of the Company. In addition, Mr. Legler as general counsel to the Company participated in our 2012 Incentive Plans and was granted 15,630 Performance Share Awards at a target level and 10,420 Restricted Stock Awards under our Long-Term Incentive Plan. In April 2013, we renewed an agreement with Kirschner & Legler, P.A. pursuant to which we have retained Mr. Legler and his firm to serve as our general counsel for a term of two (2) years. This agreement provides a modification whereby the annual compensation we will pay Kirschner & Legler, P.A. increases from $180,000 to $200,000 per year and that such firm will be eligible to receive bonus and equity awards through our compensation program. This agreement further provides that Mr. Legler will be able to participate in our medical and dental insurance plans to the same extent as a person employed as a Senior Vice President. The agreement provides for a severance payment of $200,000 if the agreement is terminated without cause (as defined in the agreement) or if the agreement is not renewed at the expiration of the term. If the agreement is terminated following a change of control, we have agreed to pay 200% of the sum of (i) the amount due for a termination without cause and (ii) the target bonus in the year of termination.

Mr. Martin E. Stein, Jr. Mr. Stein, a member of the Compensation Committee of the Board of Directors, is Chairman and Chief Executive Officer of Regency Centers Corporation, a New York Stock Exchange listed real estate investment trust, through which we lease three (3) store locations owned by Regency Centers Corporation or in co-investment partnerships for approximately $837,648 in annual base rent. The Audit Committee believes that amounts paid for leased space and other lease-related services are competitive with amounts that would be paid to a third party to lease similar space and that the transactions do not interfere with the performance of Mr. Stein’s duties as a director of the Company or disqualify Mr. Stein from being deemed independent under NASDAQ listing requirements.

        Mr. Richard L. Sisisky. Mr. Sisisky is the Company’s lead director and a member of the Corporate Governance and Compensation Committees. Mr. Sisisky, as a private investor, owns an interest in several investment limited liability companies which in turn have, among other investments, an investment in COLO5, LLC. Mr. Sisisky’s brother and other family members also own direct interests in COLO5. Based on the information provided by Mr. Sisisky, neither Mr. Sisisky nor any of his family members serve in any management position with COLO5, and all of their collective interests combined are less than 8% of the equity investment in COLO5. The Company maintains certain of its data processing equipment in a secure location operated by COLO5, LLC, and paid that entity $288,423 for its services during 2012. According to information provided by Mr. Sisisky, the fees paid constitute less than 4% of COLO5’s revenue for 2012. The Audit Committee believes that the amounts paid by the Company to COLO5 are competitive with amounts which would be paid to others for similar services, that no preference is given to COLO5 as a result of Mr. Sisisky’s interests and that the transactions do not interfere with the performance of Mr. Sisisky’s duties as a director of the Company or disqualify Mr. Sisisky from being deemed independent under NASDAQ listing requirements.

OTHER MATTERS

Shareholder Proposals for the 2014 Annual Meeting of Shareholders

Regulations of the Securities and Exchange Commission require proxy statements to disclose the date by which shareholder proposals must be received by us in order to be included in our proxy materials for the next annual meeting. In accordance with these regulations, shareholders are hereby notified that if they wish a proposal to be included in our proxy statement and form of proxy relating to the 2014 annual meeting, a written copy of their proposal must be received at the principal executive offices of the Company no later than January 13, 2014. To ensure prompt receipt by us, proposals should be sent certified mail return receipt requested. Proposals must comply with the proxy rules relating to shareholder proposals in order to be included in our proxy materials. Notice to us of a shareholder proposal submitted otherwise than pursuant to Rule 14a-8 will be considered untimely if received by us after January 13, 2014 and the proposal will not be brought before the meeting.

Annual Report

A copy of our Annual Report for the year ended February 2, 2013 accompanies this proxy statement. Additional copies may be obtained by writing to Ms. Linda Tasseff, Director, Investor Relations, at 1200 Riverplace Boulevard, Jacksonville, Florida 32207.

Householding

The SEC’s rules permit us to deliver a single Notice of Internet Availability of Proxy Materials or a single set of annual meeting materials to two or more of our shareholders who share an address. This delivery method is referred to as “householding” and can result in significant cost savings. To take advantage of this opportunity, we have delivered only one Notice, proxy statement and annual report to multiple shareholders who share an address, unless we received contrary instructions from one or more of such shareholders prior to the mailing date. We will deliver promptly, upon written or oral request made in accordance with the instructions below, a separate copy of the Notice or annual meeting materials, as requested, to any shareholder at a shared address to which a single copy of those documents was delivered. If you are currently a shareholder sharing an address with another shareholder and wish to receive separate copies or only one copy of future Notices, proxy statements and annual reports for your household, please call or write to Ms. Linda Tasseff, Director, Investor Relations, at the following address and/or telephone number.

Stein Mart, Inc.

1200 Riverplace Boulevard

Jacksonville, Florida 32207

(904) 858-2639

SHAREHOLDERS ARE URGED TO SPECIFY THEIR CHOICES AND VOTE BY INTERNET, TELEPHONE OR MAIL. INTERNET OR TELEPHONE VOTE AUTHORIZES THE NAMED PROXIES TO VOTE YOUR SHARES IN THE SAME MANNER AS IF YOU MARKED, SIGNED AND RETURNED YOUR PROXY CARD. IF YOU VOTE YOUR PROXY BY INTERNET OR BY TELEPHONE, YOU DO NOT NEED TO MAIL BACK YOUR PROXY CARD.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, 2012 Annual Report on Form 10-K is/are available at www.proxyvote.com.

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STEIN MART, INC. THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS IN CONNECTION WITH THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD JUNE 18, 2013

The shareholder(s) hereby appoint(s) (Appointee) and (Appointee), or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of (Common/Preferred) stock of STEIN MART, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of shareholder(s) to be held at 2:00 PM, LST on Tuesday June 18, 2013, at the The Museum of Science and History 1025 Museum Circle Jacksonville, Florida 32207, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:            ☒

KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

The Board of Directors recommends you vote FOR the following:		☐	☐	☐
1.	Election of Directors Nominees
01 06	Jay Stein 02 John H. Williams, Jr. 03 Ralph Alexander 04 Alvin R. Carpenter 05 Irwin Cohen Susan Falk 07 Linda M. Farthing 08 Mitchell W. Legler 09 Richard L. Sisisky 10 Martin E. Stein, Jr.

The Board of Directors recommends you vote FOR proposals 2 and 3.						For	Against	Abstain
2	To approve an advisory resolution approving executive compensation for fiscal year 2012.					☐	☐	☐
3	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered certified public accounting firm for the fiscal year ending February 1, 2014.					☐	☐	☐
NOTE: To transact such other business as may properly come before the meeting or any adjournment thereof.
For address change/comments, mark here. (see reverse for instructions)				☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

SHARES
				JOB #				CUSIP # SEQUENCE #
	Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)		Date